Exhibit 10.9
SECURITIES PURCHASE AGREEMENT
Dated as of December 11, 2009
By and Among
ROADRUNNER TRANSPORTATION SERVICES, INC.,
as Issuer of the Junior Subordinated Notes,
ROADRUNNER TRANSPORTATION SERVICES HOLDINGS, INC.,
as Issuer of the Warrants,
INTERNATIONAL TRANSPORTATION HOLDINGS, INC.
SARGENT TRANSPORTATION, LLC,
SARGENT TRUCKING, INC.,
BIG ROCK TRANSPORTATION, INC.,
MIDWEST CARRIERS, INC.,
SMITH TRUCK BROKERS, INC.
BULLET TRANSPORTATION SERVICES, INC.,
and
B&J TRANSPORTATION, INC.,
as Guarantors of the Junior Subordinated Notes,
and
THE PURCHASERS LISTED HEREIN

JUNIOR SUBORDINATED NOTES
DUE FEBRUARY 28, 2013
WARRANTS EXERCISABLE FOR AN
AGGREGATE 9,900 SHARES OF COMMON STOCK

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2

1.1. Certain Defined Terms	2

ARTICLE 2 PURCHASE AND SALE OF THE SECURITIES	3

2.1. Purchase and Sale of the Notes	3

2.2. Purchase and Sale of the Warrants	3

2.3. Purchase Price for Securities; Allocation of Purchase Price	3

2.4. The Closing	3

2.5. Payment of Purchase Price	3

2.6. Use of Proceeds	3

ARTICLE 3 TERMS OF THE NOTES	4

3.1. Interest on the Notes	4

3.2. Payment of Notes	5

3.3. Payment and Prepayment Procedures	6

3.4. Taxes	7

3.5. Manner and Time of Payment	8

3.6. Waiver by the Note Issuer	8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASERS	9

4.1. Legal Capacity; Due Authorization	9

4.2. Restrictions on Transfer	9

4.3. Accredited Investor, etc	9

4.4. Brokerage Fees, etc	9

4.5. No Advertisement	10

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE ISSUERS	10

5.1. Organization	10

5.2. Capitalization; Organizational Structure	10

5.3. Authorization	10

5.4. Valid and Binding Obligations	10

5.5. No Conflict	11

5.6. Financial Condition	11

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5.7. Valid Issuance of the Securities	11

5.8. Consents	11

5.9. No Material Adverse Effect	12

5.10. Litigation and Contingent Obligations	12

5.11. Ownership of Properties; Liens	12

5.12. Pension Plans	12

5.13. Investment Company Act	13

5.14. Regulations T, U, or X	13

5.15. Taxes	13

5.16. Solvency	14

5.17. Environmental Matters	14

5.18. Insurance	14

5.19. Information	15

5.20. Intellectual Property	15

5.21. Labor Matters	15

5.22. No Default under Senior Debt Documents	15

5.23. Bullet Acquisition Documents	15

ARTICLE 6 CLOSING CONDITIONS	15

6.1. Representations and Warranties	15

6.2. Delivery of Documents	16

6.3. Due Diligence	17

6.4. Corporate/Capital Structure	17

6.5. Authorizations, Consents, and Approvals	17

6.6. Financial Statements	17

6.7. Fees and Expenses	18

6.8. Existing Indebtedness	18

6.9. Consummation of Related Transactions	18

ARTICLE 7 NOTE AFFIRMATIVE COVENANTS	18

7.1. Payment of Obligations	18

7.2. Financial Statements	18

7.3. Other Information	19

7.4. Notices	20

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7.5. Preservation of Corporate Existence, Etc	22

7.6. Maintenance of Property	22

7.7. Insurance	23

7.8. Payment of Obligations	23

7.9. Compliance with Laws	24

7.10. Inspection of Property and Books and Records	24

7.11. Use of Proceeds	25

7.12. Further Assurances	25

ARTICLE 8 NOTE NEGATIVE COVENANTS	25

8.1. Limitation on Liens	25

8.2. Disposition of Assets	27

8.3. Consolidations and Mergers	28

8.4. Loans and Investments	28

8.5. Limitation on Indebtedness	30

8.6. Transactions with Affiliates	31

8.7. Use of Proceeds	31

8.8. Contingent Obligations	31

8.9. Business Activities; Issuance of Equity; Subsidiaries	32

8.10. Compliance with ERISA	32

8.11. Restricted Payments	33

8.12. Change in Business	34

8.13. Change in Structure	34

8.14. No Negative Pledges	34

8.15. OFAC	35

8.16. Limitation on Activities of the Warrant Issuer	35

8.17. Antilayering	35

8.18. Amendment of Material Documents	35

8.19. Observer Rights	36

ARTICLE 9 WARRANT COVENANTS	36

9.1. Rights to Board Materials	36

9.2. Notice Upon Change of Control or Other Similar Event	36

ARTICLE 10 EVENTS OF DEFAULT	37

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10.1. Payment Default	37

10.2. Default Under Senior Indebtedness	37

10.3. Certain Covenants	37

10.4. Other Defaults	37

10.5. Breach of Representations or Warranties	37

10.6. Involuntary Bankruptcy, Appointment of Receiver, etc	37

10.7. Voluntary Bankruptcy, Appointment of Receiver, etc	38

ARTICLE 11 GUARANTEE	39

11.1. Guarantee of Note Obligations	39

11.2. Continuing Obligation	39

11.3. Waivers with Respect to Note Obligations	40

11.4. Noteholders’ Power to Waive, etc	41

11.5. Information Regarding the Note Issuer, etc	41

11.6. Certain Guarantor Representations	42

11.7. Subrogation	42

11.8. Subordination	43

11.9. Contribution Among Guarantors	43

ARTICLE 12 SUBORDINATION	44

12.1. Subordination of Liabilities	44

12.2. Restrictions on Payments with Respect to Note	44

12.3. Restriction of Enforcement Actions	44

12.4. Turnover	45

12.5. Proceedings with respect to the Obligors	45

12.6. Subordination Rights Not Impaired by Acts or Omissions of the Obligors or Holders of Senior Indebtedness	46

12.7. Separate Liability and Separate Existence; No Additional Guaranties; Waiver of Substantive Consolidation	46

12.8. Miscellaneous	46

ARTICLE 13 RESTRICTIONS ON TRANSFER; LEGENDS	48

13.1. Assignments	48

13.2. Restrictive Notes Legend	49

13.3. Termination of Restrictions	50

13.4. Other Note Legends	50

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ARTICLE 14 MISCELLANEOUS	51

14.1. Expenses	51

14.2. Indemnity	51

14.3. Agreement Among Purchasers	52

14.4. Acknowledgment that the Warrants are Shares	53

14.5. Amendments and Waivers	53

14.6. Independence of Covenants	53

14.7. Notices	53

14.8. Survival of Warranties and Certain Agreements	55

14.9. Failure or Indulgence Not Waiver; Remedies Cumulative	55

14.10. Severability	55

14.11. Heading	56

14.12. Applicable Law	56

14.13. Successors and Assigns; Subsequent Holders	56

14.14. Consent to Jurisdiction and Service of Process	56

14.15. Waiver of Jury Trial	56

14.16. Counterparts; Effectiveness	56

14.17. Confidentiality	57

14.18. Entirety	57

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SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT, dated as of December 11, 2009 (this “Agreement”), is made by and among Roadrunner Transportation Services, Inc. (f/k/a Roadrunner Dawes Freight Systems, Inc.), a Delaware corporation, as Issuer of the Notes (the “Note Issuer”); and Roadrunner Transportation Services Holdings, Inc. (f/k/a Roadrunner Dawes, Inc.), a Delaware corporation, as Issuer of the Warrants (the “Warrant Issuer” and collectively with the Note Issuer, the “Issuers”); International Transportation Holdings, Inc., a Delaware corporation (“International”), Sargent Transportation, LLC, a Delaware limited liability company (“Sargent LLC”), Sargent Trucking, Inc., a Maine corporation (“Sargent Truck”), Big Rock Transportation, Inc., an Indiana corporation (“Big Rock”), Midwest Carriers, Inc., an Indiana corporation (“Midwest”), Smith Truck Brokers, Inc., a Maine corporation (“Smith Truck”), B&J Transportation, Inc. (“B&J”), a Maine corporation, and Bullet Transportation Services, Inc., a Delaware corporation (“Bullet Transportation” and collectively with International, Sargent LLC, Sargent Truck, Big Rock, Midwest, Smith Truck, and B&J, the “Roadrunner Companies”), as guarantors; and the purchasers listed on Schedule I hereto (collectively, the “Purchasers”).
RECITALS
     WHEREAS, the Warrant Issuer desires to acquire certain assets (the “Bullet Acquisition”) of Bullet Freight Systems, Inc. (the “Seller”), and Bullet Transportation has been formed for the purpose of acquiring such assets from the Seller;
     WHEREAS, the Note Issuer desires to issue to the Purchasers, and the Purchasers have agreed to purchase, on the terms and conditions set forth herein, Junior Subordinated Notes due February 28, 2013 (the “Notes”) in the aggregate original principal amount of $16,500,000, in the form attached as Exhibit A hereto;
     WHEREAS, the Warrant Issuer desires to issue to the Purchasers, and the Purchasers have agreed to purchase, on the terms and conditions set forth herein, eight-year warrants (the “Warrants”) exercisable for an aggregate 9,900 shares of Class A common stock of the Warrant Issuer (prior to adjustment), in the form attached as Exhibit B hereto;
     WHEREAS, the proceeds of the issuance and sale of the Notes and the Warrants (collectively, the “Securities”) are being used to provide a portion of the financing for the Bullet Acquisition transactions, together with the proceeds of the (i) issuance and sale of a Junior Subordinated Note due February 28, 2013, in the aggregate original principal amount of $3,000,000, which shall be in form substantially similar to the Notes (the “Seller Note”), issued by Bullet Transportation and purchased by the Seller; (ii) issuance and sale of an eight-year warrant exercisable for an aggregate 1,800 shares of Class A voting common stock of the Warrant Issuer (prior to adjustment), which shall be in form substantially similar to the Warrants (the “Seller Warrant”), issued by the Warrant Issuer and purchased by the Seller; and (iii) Incremental Term Loan in the aggregate original principal amount of $9,000,000 (the “New Senior Term Loan”), made pursuant to the Second Amended and Restated Credit Agreement dated as of March 14, 2007, by and among the Note Issuer, certain Roadrunner Companies, the lenders from time to time party thereto, and Bank of America, N.A., as agent (the “Agent”) (as amended, restated, or otherwise modified from time to time, the “Senior Credit Agreement”), as further amended by that Consent and Third Amendment to the Second Amended and Restated Credit Agreement, dated as of even date herewith (the “SCA Third Amendment”), by and among the Note Issuer, certain Roadrunner Companies, the lenders party thereto, and the Agent;
     WHEREAS, the Warrant Issuer and the Roadrunner Companies (collectively, the “Guarantors”) have agreed to guarantee the Note Obligations (as defined herein) on the terms and conditions set forth herein;
     WHEREAS, contemporaneously with the consummation of the Bullet Acquisition, execution of the SCA Third Amendment and this Agreement, issuance of the Seller Note and Seller Warrant, and borrowing of the New Senior Term Loan, the Issuers and the Roadrunner Companies are entering into the Consent and Second Amendment to the Amended and Restated Note Purchase Agreement, dated as of even date herewith (the “NPA Second Amendment”), by and among the Issuers, the Roadrunner Companies, and the purchasers party thereto; and
     WHEREAS, the purchase and sale of the Securities to be acquired by the Purchasers will occur at a closing (the “Closing”) to be held on December 11, 2009, at 5:00 p.m. (Prevailing Eastern Time) or at such other date, time, and/or location as may be agreed upon by the parties hereto, subject to the terms and conditions set forth herein, including, without limitation, the simultaneous consummation of the Bullet Acquisition, execution of the SCA Third Amendment and the NPA Second Amendment (collectively, the “Senior Amendments”), issuance of the Seller Note and Seller Warrant, and borrowing of the New Senior Term Loan.
AGREEMENT
     In consideration of the foregoing, and the representations, warranties, covenants, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in Appendix I hereto. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to Sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word “including” shall be construed as “including without limitation”, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (g) references to “Dollars” or “$” mean United States Funds. References to “the date hereof” mean the date first set forth above.

ARTICLE 2
PURCHASE AND SALE OF THE SECURITIES
     2.1. Purchase and Sale of the Notes. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Note Issuer hereby agrees to sell to each Purchaser, and by its acceptance hereof, each such Purchaser agrees to purchase from the Note Issuer for investment, at the Closing, the principal amount of Notes set forth opposite the name of such Purchaser on Schedule I hereto.
     2.2. Purchase and Sale of the Warrants. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Warrant Issuer hereby agrees to sell to each Purchaser, and by its acceptance hereof, each such Purchaser agrees to purchase from the Warrant Issuer for investment, at the Closing, the Warrants to purchase the number of shares of Common Stock set forth opposite the name of such Purchaser on Schedule I hereto.
     2.3. Purchase Price for Securities; Allocation of Purchase Price. The purchase price to be paid by each Purchaser for the Securities is the amount set forth opposite such Purchaser’s name on Schedule I hereto. The Issuers and the Purchasers agree that, for purposes of Sections 305 and 1271 through 1275 of the Code or any other jurisdiction, the aggregate original purchase price of each of the Securities shall be allocated as determined by the Issuers on or before December 21, 2009, subject to the prior written consent of the Required Security Holders (such consent not to be unreasonably withheld), and that such allocation shall be appropriately used by each Issuer and each Purchaser for financial and income tax reporting purposes.
     2.4. The Closing. The purchase and sale of the Securities to be acquired by the Purchasers shall be contemporaneous with the (i) consummation of the Bullet Acquisition, (ii) execution of the Senior Amendments, (iii) issuance of the Seller Note and Seller Warrant, and (iv) borrowing of the New Senior Term Loan.
     2.5. Payment of Purchase Price. At the Closing, against payment to the Issuers by wire transfer of immediately available funds in the amounts set forth on Schedule I hereto, the Issuers will deliver the Securities registered in the names of the Purchasers in accordance with Schedule I hereto; provided that, with respect to the Closing, it shall be a condition precedent to the obligations of the Issuers, on the one hand, and each Purchaser, on the other, to consummate the purchase and sale of the Securities hereunder, that (i) the issuance of the Securities, consummation of the Bullet Acquisition, execution of the Senior Amendments, issuance of the Seller Note and Seller Warrant, and borrowing of the New Senior Term Loan shall occur simultaneously with the Closing, and (ii) the purchase price for all of the Securities to be purchased at the Closing shall be fully funded by the respective Purchasers.
     2.6. Use of Proceeds. The proceeds of the sale by the Issuers of the Securities hereunder, together with the proceeds of the New Senior Term Loan and the sale of the Seller Note and Seller Warrant, shall be used solely to provide a portion of the financing for the Bullet Acquisition and to pay related transaction fees and expenses; provided, however, that the proceeds of the New Senior Term Loan may also be used as permitted under the SCA Third Amendment. No portion of the proceeds of the sale of the Securities hereunder shall be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of any regulation, interpretation, or ruling of the Board of Governors of the Federal Reserve System, all as from time to time in effect, refunding of any indebtedness incurred for such purpose, or making any investment prohibited by foreign trade regulations. Without limiting the foregoing, the Issuers agree that in no event shall any proceeds of the sale of the Securities hereunder be used in any manner which might cause the Securities or the application of such proceeds to violate any of Regulations T, U, or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act, each as in effect as of the Closing and as of such use of proceeds.
ARTICLE 3
TERMS OF THE NOTES
     3.1. Interest on the Notes. From and including the Closing Date, the Notes shall bear interest at a rate equal to 20% per annum on the unpaid principal amount thereof. After and during the continuance of any Event of Default, at the election of the Required Security Holders evidenced by written notice to the Note Issuer (and automatically without notice in the case of an Event of Default under Sections 10.6 and 10.7), the Notes (and, to the extent permitted by applicable law, all other Note Obligations) shall bear interest at the rate then in effect plus 2% per annum, including, without limitation, in the event of a payment default, on any overdue principal (including any overdue prepayment of principal, at the prepayment premium specified for such prepayment, and any principal due upon acceleration) and on any overdue installment of interest; provided, however, following the Maturity Date, without limiting any other remedies of the Noteholders under this Agreement, the Notes (and, to the extent permitted by applicable law, all other Note Obligations) shall bear interest at a rate equal to 25% per annum on the unpaid amount thereof.
     3.1.1. Interest on the Notes shall be payable on the first calendar day of each of January, April, July, and October (or if such calendar day is not a Business Day, on the next succeeding Business Day, commencing on January 2, 2010) solely by capitalizing all such interest (all such accrued interest capitalized from time to time, “Capitalized Interest”) on the applicable interest payment date and by adding such Capitalized Interest to the principal amount of the applicable Note.
     3.1.2. Capitalized Interest on any Note shall be deemed for all purposes to be principal of such Note (including with respect to the calculation of any prepayment premium and with respect to the accrual of interest on any Capitalized Interest amounts), whether or not such Note is marked to indicate the addition of such Capitalized Interest, and interest shall begin to accrue on Capitalized Interest beginning on and including the interest payment date on which such Capitalized Interest is added to the principal amount of the related Note (including Capitalized Interest), and such interest shall accrue and be paid, together with the interest on the entire remaining principal amount of such Note, in accordance with this Section 3.1.
     3.1.3. Notwithstanding anything to the contrary in this Agreement, if the aggregate amount of accrued and unpaid interest (including Capitalized Interest) on any interest payment date following the fifth anniversary of the issuance of the Notes (the first such date being December 11, 2014) would, but for this provision, exceed an amount equal to the product of:
     3.1.3.1. the issue price (as defined in sections 1273(b) and 1274(a) of the Code) of the Notes; and
     3.1.3.2. the yield to maturity (interpreted in accordance with section 163(i) of the Code) of the Notes (such product, the “Maximum Accrual”), then all accrued and unpaid interest (including Capitalized Interest) on the Notes in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Note Issuer on each such interest payment date.
     3.1.4. Interest on the Notes shall be computed on the basis of a 365-day year. In computing such interest, the date or dates of the making of the Notes shall be included and the date of payment shall be excluded.
     3.1.5. Default interest which is not payable pursuant to the provisions of Article 12 or otherwise shall accrue and be capitalized in the manner of Capitalized Interest.
     3.2. Payment of Notes.
     3.2.1. Scheduled Payments. All outstanding principal and all accrued interest (including Capitalized Interest) then outstanding, and all other amounts then owing hereunder with respect to the Notes shall be paid in full in cash on the Maturity Date.
     3.2.2. Voluntary Prepayments. The Notes may be prepaid at the Note Issuer’s option, at any time, and from time to time, in whole or in part (in a minimum amount of $500,000 and in integral multiples of $100,000, or such lesser amount as is then outstanding), on five Business Days’ prior notice to the Noteholders; provided, that any such voluntary prepayment of the Notes shall include the Applicable Premium on the amount so prepaid.
     3.2.3. Mandatory Prepayment. All outstanding principal and all accrued interest (including Capitalized Interest) then outstanding, and all other amounts then owing hereunder with respect to the Notes shall be paid in full in cash on the closing date of any Qualified Public Offering; provided, that any such mandatory prepayment of the Notes shall include the Applicable Premium on the amount so prepaid.
     3.2.4. Prepayments upon a Change of Control.
     3.2.4.1. Upon any Change of Control, the Noteholders shall have the right to require the Note Issuer to prepay in whole or in part, the Notes then outstanding, together with accrued interest thereon and the Applicable Premium on the amount so prepaid.

     3.2.4.2. Not later than (i) ten Business Days prior to any Change of Control resulting from the issuance or sale by the Issuers or any of their Subsidiaries of any equity interest or any other Change of Control of which the Issuers or any of their Subsidiaries has prior knowledge, or (ii) ten Business Days following any other Change of Control, the Note Issuer shall deliver to the Noteholders a written notice of such Change of Control (a “Change of Control Notice”). The Noteholders shall have ten Business Days from the date of delivery of the Change of Control Notice to exercise their right to require the Note Issuer to prepay all of the Notes pursuant to Section 3.3 at a purchase price equal to the principal amount of such Notes (including any principal on account of Capitalized Interest) plus the Applicable Premium thereon by delivering a notice to the Note Issuer to that effect (the “Change of Control Repurchase Notice”). Any purchase of Notes pursuant to this Section 3.2.4 shall be effected on or prior to the later of (x) the occurrence of the Change of Control, or (y) five Business Days following delivery of the Change of Control Repurchase Notice.
     3.2.5. Subordination. This Section 3.2, in addition to all other provisions of this Agreement, is subject to the terms and conditions set forth in Article 12.
     3.3. Payment and Prepayment Procedures.
     3.3.1. If fewer than all of the Notes are to be paid or prepaid, the Note Issuer shall pay or prepay the Notes on a pro rata basis and, in the event of an offer to prepay a portion of the Notes in whole or in part, the Note Issuer shall pay or prepay the Notes pro rata to those parties tendering in response to such offer (i.e., pro rata among holders thereof).
     3.3.2. Upon surrender of a Note that is paid or prepaid in part, the Note Issuer shall promptly execute and deliver to the holder (at the Note Issuer’s expense) a new Note equal in principal amount to the unpaid portion of the Note surrendered.
     3.3.3. Each Purchaser agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), such Purchaser will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Note Issuer of the name and address of the transferee of that Note; provided, that the failure to make (or any error in the making of) a notation of the payments made under such Note or to notify the Note Issuer of the name and address of a transferee shall not limit or otherwise affect the obligation of the Note Issuer hereunder or under such Note.
     3.3.4. All payments or prepayments (whether voluntary or mandatory) shall include the payment of accrued and unpaid interest to, but not including, the date of such prepayment on the principal amount of the Notes so prepaid, in each case, by wire transfer or other same day funds to the respective account designated in writing by each Noteholder.

     3.4. Taxes.
     3.4.1. Subject to Section 3.4.4, any and all payments by the Note Issuer hereunder or with respect to any Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings and penalties, interest, and all other liabilities with respect thereto in any such case imposed by the United States or any political subdivision thereof, excluding taxes imposed or based on the recipient Purchaser’s overall net income, and franchise or capital taxes imposed on it in lieu of net income taxes by the jurisdiction under the laws of which any of them is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and other liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Note Issuer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Purchaser, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) such Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Note Issuer shall make such deductions, and (iii) the Note Issuer shall remit the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Note Issuer shall furnish to such Purchaser the original or certified copy of a receipt evidencing payment thereof.
     3.4.2. In addition, the Note Issuer agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
     3.4.3. Each Purchaser of Notes organized under the laws of a jurisdiction outside the United States, prior to its receipt of the first payment on the Notes, shall provide the Note Issuer with (i) Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY, as appropriate, or any other applicable Internal Revenue Service Form W-8 or successor form prescribed by the Internal Revenue Service, certifying that such Purchaser is entitled to exemption from United States withholding tax on payments of interest and (ii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Purchaser is entitled to an exemption from United States withholding tax on interest payments made pursuant to this Agreement.
     3.4.4. For any period with respect to which a Purchaser has failed to provide the Note Issuer with the appropriate form pursuant to Section 3.4.3, such Purchaser shall not be entitled to any additional amounts or indemnification under this Section 3.4 with respect to Taxes imposed by the United States to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Purchasers to comply with this Section 3.4; provided, however, that should a Purchaser which is otherwise exempt from Taxes become subject to Taxes because of its failure to deliver a form required hereunder, the Note Issuer shall take such steps as such Purchaser shall reasonably request to assist such Purchaser to recover such Taxes.
     3.4.5. The Note Issuer will indemnify each Purchaser for the full amount of Taxes or Other Taxes as provided in Sections 3.4.1 and 3.4.2 (to the extent not previously paid under Section 3.4.1 or 3.4.2 above) imposed on such Purchaser and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment in respect of any such indemnification shall be made within 30 days from the date such Purchaser makes written demand therefor.
     3.4.6. In the event that the Note Issuer makes an additional payment under Section 3.4.1, 3.4.2 or 3.4.5 for the account of any Purchaser and such Purchaser, in its sole opinion and absolute discretion, determines that it has finally and irrevocably received a refund of any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Purchaser shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such refund, pay to the Note Issuer such amount as such Purchaser shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Purchaser (after such payment) in no worse position than it would have been had the Note Issuer not been required to make such deduction or withholding. Nothing contained herein shall (i) interfere with the right of a Purchaser to arrange its tax affairs in whatever manner it thinks fit, (ii) oblige any Purchaser to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof, or (iii) require any Purchaser to take or refrain from taking any action that would prejudice its ability to benefit from any other refunds to which it may be entitled.
     3.4.7. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.4 shall survive the payment in full of principal and interest under the Notes.
     3.5. Manner and Time of Payment.
     3.5.1. All payments under the Notes of principal, interest, premiums, and fees hereunder shall be made without defense, set off, or counterclaim, in same day funds and delivered to the Noteholders not later than 2:00 p.m. (Boston time) on the date such payment is due, with such payment to be made as provided for in Section 3.3.4; provided that funds received by such Noteholders after 2:00 p.m. (Boston time) shall be deemed to have been paid on the next succeeding Business Day.
     3.5.2. Whenever any cash payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the cash payment shall be made on the next succeeding Business Day and such additional period shall be included in the computation of the payment of interest hereunder or under the Notes.
     3.6. Waiver by the Note Issuer. The Note Issuer hereby unconditionally waives (i) any rights to presentment, demand, protest, or (except as expressly required hereby) notice of any kind, and (ii) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that the Note Issuer may have or claim against any Purchaser.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
     In order to induce the Issuers to enter into this Agreement, each Purchaser individually (but not on behalf of any other Purchaser) represents, warrants, and agrees for the benefit of the Issuers that:
     4.1. Legal Capacity; Due Authorization. Such Purchaser has full legal capacity, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement has been duly executed and delivered by such Purchaser and is the legal, valid, and binding obligation of such Purchaser enforceable against it in accordance with the terms hereof.
     4.2. Restrictions on Transfer. Such Purchaser has been advised that the Securities have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available, and that the Securities may have to be held by such Purchaser for an indefinite period of time. Such Purchaser is aware that, except as provided in the Shareholders’ Agreement, no Issuer is under any obligation to effect any such registration with respect to the Securities or to file for or comply with any exemption from registration. Such Purchaser is purchasing the Securities to be acquired by such Purchaser hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act; provided, however, that except as provided in Article 13 of this Agreement, the disposition of such Purchaser’s property shall at all times be and remain in its control and sole discretion.
     4.3. Accredited Investor, etc. Such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. Such Purchaser (i) is an “accredited investor” as that term is defined in Regulation D under the Securities Act and (ii) has been represented by counsel in the purchase of the Securities to be purchased by it and is aware of the limitations of state and federal securities laws with respect to the disposition of the Securities. Such Purchaser acknowledges that such Purchaser has had an opportunity to examine the financial and business affairs of the Issuers and an opportunity to ask questions of and receive answers from the Issuers’ management.
     4.4. Brokerage Fees, etc. Each Purchaser represents and warrants to each other party to this Agreement that no broker’s, finder’s, or placement fee or commission will be payable to any Person alleged to have been retained by such representing and warranting party with respect to any of the transactions contemplated by this Agreement. Each Purchaser hereby indemnifies each such other party against and agrees that it will hold each such party harmless from any claim, demand, or liability, including reasonable attorneys’ fees, for any broker’s, finder’s, or placement fee or commission alleged to have been incurred by such indemnifying party.

     4.5. No Advertisement. There has been no advertisement by such Purchaser of the Securities in printed public media, radio, television, or telecommunications, including electronic display.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE ISSUERS
     In order to induce each Purchaser to enter into this Agreement and to purchase the Securities to be purchased by such Purchaser hereunder, the Issuers and each of their Subsidiaries represent, warrant, and agree for the benefit of each Purchaser that, as of the Closing Date (unless otherwise stated, both before and after giving effect to the issuance of the Securities and the other transactions contemplated hereby or in connection with the foregoing):
     5.1. Organization. Each of the Issuers and their Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization; and each such Issuer or Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
     5.2. Capitalization; Organizational Structure.
     5.2.1. Capitalization of the Warrant Issuer. Schedule 5.2.1 sets forth all outstanding shares of capital stock of the Warrant Issuer, warrants issued by the Warrant Issuer, and options granted by the Warrant Issuer (vested and unvested) or set aside for grant by the Warrant Issuer after giving effect to the Closing, and the holders of any such equity or rights to acquire the same. After giving effect to the Closing, except as set forth on Schedule 5.2.2, there shall be no other outstanding options, warrants, rights (including conversion or preemptive rights) to acquire any capital stock or other equity securities of the Warrant Issuer, nor shall the Warrant Issuer have authorized any such right, nor shall the Warrant Issuer be obligated in any other manner to issue shares of its capital stock or other equity securities. There shall be no other equity of the Warrant Issuer outstanding after giving effect to the Closing.
     5.2.2. Organizational Structure. Except as set forth on Schedule 5.2.2, after giving effect to the Closing, (i) the Warrant Issuer shall have no other Subsidiaries other than the Note Issuer, International, and Sargent LLC, and (ii) the Note Issuer, International, and Sargent LLC have no Subsidiaries and no equity investments in any Person.
     5.3. Authorization. All requisite corporate action on the part of the Issuers and their Subsidiaries and each of their respective officers, directors, or partners necessary for the authorization, execution, and delivery of the Securities Documents to which each is a party, the performance of all obligations of the Issuers and their Subsidiaries under such agreements, and the authorization, issuance, and delivery of the Securities being sold hereunder, has been taken.
     5.4. Valid and Binding Obligations. The Securities Documents to which each of the Issuers and their Subsidiaries is a party is the legal, valid, and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general of equity.

     5.5. No Conflict. The Securities Documents to which each of the Issuers and their Subsidiaries is a party will not (a) conflict with (i) any provision of law, (ii) the charter, by-laws, or other organizational documents of the Issuers and their Subsidiaries, or (iii) after giving effect to the execution of the Senior Amendments, any agreement or other document, indenture, instrument, or any judgment, order, or decree, which is binding upon the Issuers, their Subsidiaries, or any of their respective properties, except with respect to this clause (iii), where such conflict could not reasonably be expected to have a Material Adverse Effect, or (b) require, or result in, the creation or imposition of any Lien on any asset of the Issuers or their Subsidiaries.
     5.6. Financial Condition.
     5.6.1. The audited Consolidated financial statements of the Issuers and their Subsidiaries as of December 31, 2008, were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition of the Issuers and their Subsidiaries as at such date and the results of their operations for the period then ended.
     5.6.2. The unaudited quarterly Consolidated financial statements of the Issuers and their Subsidiaries for the periods from January 1, 2009, through and including September 30, 2009, were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition of the Issuers and their Subsidiaries as at such dates and the results of their operations for the periods then ended (subject to the absence of footnotes and to normal adjustments for the periods presented).
     5.6.3. The unaudited Consolidated balance sheet and statements of earnings and cash flows of the Issuers and their Subsidiaries as of October 31, 2009, were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition of the Issuers and their Subsidiaries as at such date and the results of their operations for the period then ended (subject to the absence of footnotes and to normal adjustments for the period presented).
     5.7. Valid Issuance of the Securities. The Securities which are being purchased by the Purchasers hereunder, when issued, sold, and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued and free of restrictions on transfer, other than restrictions imposed under this Agreement and applicable United States state or federal securities laws. Based in part upon the representations of the Purchasers in this Agreement, the Securities will be issued in compliance with all applicable United States securities laws
     5.8. Consents. Except as set forth on Schedule 5.8, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority, or any third party in connection with any material agreement to which any Issuer or any of its Subsidiaries is a party in order to avoid such material agreement being in default after giving effect to the issuance of the Securities, the execution of the Senior Amendments, and the consummation of the transactions contemplated hereby and thereby, which has not been obtained is required to be obtained or made by the Issuers and their Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement or in order to avoid the occurrence of a default under any such material agreement or a termination right under any such material agreement arising as a result of the consummation of the issuance of the Securities, the execution of the Senior Amendments, and the consummation of the transactions contemplated hereby and thereby.
     5.9. No Material Adverse Effect. Since December 31, 2008, there has been no Material Adverse Effect in the financial condition, operations, assets, business, or properties of the Issuers and their Subsidiaries, taken as a whole.
     5.10. Litigation and Contingent Obligations. Except as set forth on Schedule 5.10, there shall exist no action, suit, investigation, litigation (including derivative actions, arbitration proceeding, or governmental investigation) or proceeding affecting the Issuers, their Subsidiaries, or any of their respective properties, pending or threatened, which (i) might reasonably be expected to have a Material Adverse Effect on the rights or remedies of the Purchasers hereunder or on the ability of the Issuers or their Subsidiaries to perform their respective obligations under the Securities Documents, or (ii) purports to affect the legality, validity, or enforceability of this Agreement, the Securities, any other Securities Document, or the consummation of the transactions contemplated hereby and thereby. Other than any liability incident to such litigation or proceedings, the Issuers and their Subisidiares have no material Contingent Obligations not listed on Schedule 5.10 or permitted by Section 8. No order, judgment or decree of any court, arbitrator, or governmental authority shall enjoin or restrain the Purchasers from acquiring the Securities or from making the loans evidenced by the Notes.
     5.11. Ownership of Properties; Liens. The Issuers and their Subsidiaries own good and, in the case of real property, marketable title to all of their respective properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks, and copyrights), free and clear of all Liens, charges, and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights, and the like) except for Permitted Liens as described in Section 8.1.
     5.12. Pension Plans.
     5.12.1. The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of the Issuers, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, the Issuers, or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Issuers nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section

4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Issuers nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.
     5.12.2. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Issuers or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Issuer nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Issuers nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
     5.13. Investment Company Act. No Issuer is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
     5.14. Regulations T, U, or X. No Issuer is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. The issuance and use of the proceeds of the Securities shall not violate Regulations T, U, or X of the Board of Governors of the Federal Reserve Board.
     5.15. Taxes. To the extent applicable, the Issuers and each of their Subsidiaries have timely filed all income, franchise, and material tax returns and reports required by law to have been filed by it and has paid all income, franchise, and other material taxes and governmental charges due and payable, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. To the extent applicable, the Issuers and each of their Subsidiaries have made adequate reserves on their respective books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. There is no proposed tax assessment against the Issuers or any of their Subsidiaries, either individually or in the aggregate, for a material amount of tax. None of the Issuers and their Subsidiaries has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

     5.16. Solvency. On the Closing Date, and after giving effect to the issuance of the Securities under this Agreement, with respect to the Issuers and their Subsidiaries, taken as a whole, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities), (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.
     5.17. Environmental Matters. The on-going operations of the Issuers and their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. The Issuers and their Subsidiaries have obtained, and maintained in good standing, all licenses, permits, authorizations, registrations, and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and the Issuers and their Subsidiaries are in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to the Issuers and their Subsidiaries and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.16, the Issuers, their Subsidiaries, or their respective properties or operations are not subject to, or do not reasonably anticipate the issuance of, any written order from or agreement with any federal, state, or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim, or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of the Issuers and their Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.17, the Issuers and their Subsidiaries do not have any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.
     5.18. Insurance. Set forth on Schedule 5.18 is a complete and accurate summary of the property and casualty insurance programs of the Issuers and their Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Issuer). The Issuers, their Subsidiaries, and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Issuers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Issuers and their Subsidiaries operate.

     5.19. Information. The information heretofore or contemporaneously herewith furnished in writing by the Issuers to the Purchasers for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and the written information hereafter furnished by or on behalf of the Issuers to the Purchasers pursuant hereto or in connection herewith will be, true and accurate in all material respects on the date as of which such information is dated or certified, and such information is not and will not be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Purchasers that any projections and forecasts provided by the Issuers are based on good faith estimates and assumptions believed by the Issuers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
     5.20. Intellectual Property. The Issuers and their Subsidiaries own and possess or have a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights as are necessary for the conduct of the businesses of the Issuers and their Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
     5.21. Labor Matters. Except as set forth on Schedule 5.21, the Issuers and their Subsidiaries are not subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Issuers or their Subsidiaries that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Issuers and their Subsidiaries are in material compliance with the Fair Labor Standards Act and any other applicable laws, rules, or regulations dealing with such matters.
     5.22. No Default under Senior Debt Documents. After giving effect to the execution of the Senior Amendments and the transactions contemplated therein, no default or event of default exists or would result under the Senior Debt Documents from the issuance by the Issuers of any Securities hereunder or under any other Securities Document.
     5.23. Bullet Acquisition Documents. The Issuers have heretofore furnished the Purchasers true and correct copies of all of the Bullet Acquisition Documents. The Bullet Acquisition Transactions were consummated contemporaneously with the Closing, in accordance in all material respects with the terms and conditions of the Bullet Acquisition Documents.
ARTICLE 6
CLOSING CONDITIONS
     The obligation of each Purchaser to purchase and pay for the Securities provided for hereunder is subject to the satisfaction or waiver of the following conditions, each as of the Closing Date:
     6.1. Representations and Warranties. All representations and warranties of the Issuers and their Subsidiaries contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly related to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
     6.2. Delivery of Documents. The Purchasers shall have received the following items, dated the Closing Date (unless otherwise noted):
     6.2.1. True and correct executed copies of this Agreement, the Senior Amendments, and the Securities issued in the names of the respective Purchasers as set forth on Schedule I, in form and substance reasonably satisfactory to the Purchasers.
     6.2.2. True and correct executed copies of the Bullet Acquisition Documents, the Seller Note, and the Seller Warrant, each in form and substance reasonably satisfactory to the Purchasers.
     6.2.3. Resolutions of the board of directors of each Issuer and Guarantor approving and authorizing (i) the execution, delivery, and performance of this Agreement, the other Securities Document to which it is a party, and the transactions contemplated thereby; and (ii) the issuance and sale of the Securities, in each case, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment.
     6.2.4. A copy of a certificate of the secretary of state from the state of incorporation, dated as of a recent date prior to the Closing Date, listing all Charter Documents of each Issuer and Guarantor on file with such secretary of state, including any amendments thereto, and certified copies of all such Charter Documents and certifying that (i) such copies are true and correct copies of the Charter Documents, (ii) the amendments listed in such certificate are the only amendments to such Charter Documents on file with such secretary of state, (iii) such Issuer or Guarantor has paid all franchise taxes due as of the date of such certificate, if available, and (iv) if applicable, such Issuer or Guarantor is duly incorporated and in good standing under the laws of its jurisdiction of organization.
     6.2.5. A certificate of each Issuer and Guarantor signed on each of its behalf by its secretary or an assistant secretary, dated as of the Closing Date (the statements made in which certificate shall be true on and as of such date), certifying as to (i) the absence of any amendment to the Charter Documents of such Issuer or Guarantor since the date of the secretary of state’s certificate referred to in Section 6.2.4 above, (ii) if applicable, each of its bylaws as in effect on the Closing Date (which shall be satisfactory to the Purchasers in all respects), and (iii) the absence of any change in the due incorporation and good standing of such Issuer or Guarantor under the laws of its jurisdiction of organization since the date of the secretary of state’s certificate referred to in Section 6.2.4 above and the absence of any proceeding for the dissolution or liquidation of such Issuer or Guarantor.
     6.2.6. A copy of a certificate of the secretary of state (or other similar official) of each jurisdiction in which each Issuer and Guarantor does business, each dated a recent date prior to the Closing Date, stating that each such person is duly qualified and in good standing as a foreign corporation in such state or other jurisdiction and has filed all annual reports required to be filed to the date of such certificate.
     6.2.7. A certificate of the secretary or an assistant secretary of each Issuer and Guarantor certifying the names and true signatures of the officers of such Issuer or Guarantor executing the Securities Documents to which it is a party.
     6.2.8. A consolidated pro forma balance sheet of the Issuers as at September 30, 2009, adjusted to give effect to the consummation of the Bullet Acquisition Transactions as if such transactions had occurred on such date (to the extent they had not occurred prior to such date), consistent in all material respects with the sources and uses of cash as previously described to the Purchasers and the forecasts previously provided to the Purchasers.
     6.2.9. An opinion of Greenberg Traurig, LLP, as counsel for the Issuers, addressed to the Purchasers covering such matters as are typical to financings and such other matters as the Purchasers shall reasonably request, and in form and substance satisfactory to them.
     6.2.10. A certificate of a Responsible Officer of each Issuer and Guarantor, dated as of the Closing Date, certifying that the conditions specified in Sections 6.1 and 6.5 have been fulfilled.
     6.2.11. Such other certificates and documents as the Purchasers may reasonably request in order to evidence the satisfaction of the foregoing conditions and the completion of legal matters incident to the transactions contemplated by this Agreement, and in form and substance satisfactory to them.
     6.3. Due Diligence. The Purchasers shall be satisfied in their sole discretion with the results of their accounting, business, legal, environmental, accounting and tax due diligence reviews of the Issuers and Guarantors.
     6.4. Corporate/Capital Structure. The Purchasers shall be satisfied with the ownership, corporate, and legal structure and capitalization of the Issuers and the Guarantors, including, without limitation, the terms and conditions of any capital stock, options, warrants, or other securities issued by the Issuers and any agreements related thereto.
     6.5. Authorizations, Consents, and Approvals. The Issuers and Guarantors shall have received any and all necessary authorizations, consents, and approvals and shall have made any and all filings and shall have satisfied all applicable waiting periods necessary in connection with the consummation of the transactions contemplated by this Agreement.
     6.6. Financial Statements. The Issuers shall have delivered to the Purchasers: the (a) audited Consolidated financial statements of the Issuers and their Subsidiaries, as of December 31, 2008; (b) unaudited quarterly Consolidated financial statements of the Issuers and their Subsidiaries for the periods from January 1, 2009, through and including September 30, 2009; and (c) unaudited Consolidated balance sheet and statement of earnings and cash flows of the Issuers and their Subsidiaries as of October 31, 2009.

     6.7. Fees and Expenses. On the Closing Date, all reasonable expenses of the Purchasers (including, without limitation, reasonable legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the other Securities Documents shall have been paid by the Issuers to the extent due in accordance with Section 14.1.
     6.8. Existing Indebtedness. Simultaneous with the Closing hereunder, the Issuers and their Subsidiaries shall satisfy all of their respective obligations accrued as of the date hereof under their existing debt facilities, outstanding letters of credit (except for those letters of credit listed on Schedule 6.8), and all other indebtedness for borrowed money issued outside the Ordinary Course of Business in a manner satisfactory to the Purchasers (other than Senior Indebtedness).
     6.9. Consummation of Related Transactions. Concurrently with the making of this Agreement and the issuance of the Securities:
     6.9.1. the Bullet Acquisition shall be consummated, pursuant to the terms of the Bullet Acquisition Documents;
     6.9.2. the Seller Note and Seller Warrant shall be issued; and
     6.9.3. the New Senior Term Loan shall be funded, pursuant to the terms of the Senior Credit Agreement and SCA Third Amendment.
ARTICLE 7
NOTE AFFIRMATIVE COVENANTS
     The Issuers covenant and agree, for the benefit of the Purchasers, that so long as any Notes remain outstanding:
     7.1. Payment of Obligations. The Note Issuer will duly and punctually pay the principal (including Capitalized Interest), any Applicable Premium, interest, and any other amounts owing under this Agreement and the Notes with respect to the Notes, in each case when due under the terms of this Agreement and the Notes.
     7.2. Financial Statements. The Issuers shall maintain, and shall cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). Each of the Issuers and their Subsidiaries shall deliver to the Noteholders (provided that the Issuers and their Subsidiaries shall not be required to deliver financial statements under this Section 7.2 to more than five Noteholders, which shall include the Required Notice Parties, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder) in form and detail reasonably satisfactory to the Required Security Holders:
     7.2.1. promptly when available and in any event within 105 days after the close of each fiscal year, a copy of the audited Consolidated financial statements of the Issuers and their Subsidiaries as at the end of such year, including therein consolidated balance sheets and statements of earnings and cash flows of the Issuers and their Subsidiaries as at the end of such year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Issuers and reasonably acceptable to the Purchasers, together with (a) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Issuers and their Subsidiaries, taken as a whole, were not in compliance with any provision of Sections 8.5 and 8.1.2 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Issuers and their Subsidiaries, taken as a whole, were not in compliance with any such provision, describing such non-compliance in reasonable detail and (b) a comparison with the budget for such fiscal year and a comparison of the previous fiscal year.
     7.2.2. as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of each year, except the final fiscal quarter of the fiscal year, a copy of the unaudited Consolidated balance sheets of the Issuers and their Subsidiaries, and the related Consolidated statements of income, shareholders’ equity, and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of the Issuers and their Subsidiaries by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Issuers and their Subsidiaries, subject to normal adjustments for the periods presented and absence of footnote disclosure.
     7.2.3. promptly when available and in any event within 30 days after the end of each month (extended to 45 days, solely with respect to the month of December), a Consolidated balance sheet of the Issuers and their Subsidiaries as of the end of such month, together with Consolidated statements of earnings and cash flows for such month and for the period beginning with the first day of such fiscal year and ending on the last day of such month, together with a comparison with the corresponding period of the previous fiscal year and a comparison with the budget for such period of the current fiscal year, certified by a Responsible Officer of the Issuers.
     7.3. Other Information. The Issuers shall furnish to each Noteholder (provided that the Issuers shall not be required to deliver the certificates and documents under this Section 7.3 to more than five Noteholders, which shall include the Required Notice Parties, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder):
     7.3.1. promptly after the same are sent, copies of all financial statements and reports which the Issuers send to their shareholders or other equity holders, as applicable, generally; and promptly after the same are filed, copies of all financial statements and regular, periodic, or special reports which the Issuers may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

     7.3.2. together with each delivery of financial statements pursuant to Section 7.2.1 and Section 7.2.2 for the last calendar month of each fiscal quarter (i) a management report, in reasonable detail, signed by a Responsible Officer of the Issuers on behalf of the Issuers, describing the operations and financial condition of the Issuers and their Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to Section 7.3.3 and discussing the reasons for any significant variations;
     7.3.3. as soon as available and in any event no later than thirty (30) days after the last day of each fiscal year of the Issuers, projections of the Issuers’ (and their Subsidiaries’) Consolidated financial performance for the then current fiscal year on a month by month basis;
     7.3.4. promptly upon receipt thereof, copies of any reports submitted by the Issuers’ certified public accountants in connection with each annual, interim, or special audit or review of any type of the financial statements or internal control systems of the Issuers made by such accountants, including any comment letters submitted by such accountants to management of the Issuers in connection with their services;
     7.3.5. promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Issuers filed with the SEC; copies of all registration statements of the Issuers filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally;
     7.3.6. promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Senior Indebtedness; and
     7.3.7. promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Required Security Holders may from time to time reasonably request.
     7.4. Notices. The Issuers shall notify promptly the Noteholders (provided that the Issuers shall not be required to deliver such notice to more than five Noteholders, which shall include the Required Notice Parties, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder) of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becoming aware thereof):
     7.4.1. the occurrence or existence of any “Event of Default” under and as defined in the Senior Credit Facility, any “Event of Default” under and as defined in the Mezzanine Credit Facility, or any Default or Event of Default under this Agreement;
     7.4.2. any breach or non-performance of, or any default under, any Contractual Obligation of the Issuers or any of their Subsidiaries, or any violation of, or non-

compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Issuer or Subsidiary has taken, is taking or proposes to take in respect thereof;
     7.4.3. any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Issuers or any of their Subsidiaries and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;
     7.4.4. the commencement of, the threat of or any material development in, any litigation, arbitration, or governmental investigation or proceeding affecting the Issuers or any of their Subsidiaries or any of the properties thereof (i) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Securities Document;
     7.4.5. any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement actions, Hazardous Material cleanup, or removal orders or other Governmental Authority, judicial or administrative actions instituted against the Issuers or any of their Subsidiaries pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the Property of the Issuers or any of their Subsidiaries that could reasonably be anticipated to cause the Issuers’ or any of their Subsidiaries’ Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;
     7.4.6. any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Issuer or any member or its Controlled Group with respect to such event:
     7.4.6.1. an ERISA Event;
     7.4.6.2. the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;
     7.4.6.3. the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or
     7.4.6.4. the commencement of contributions by any member of the Controlled Group to any Multiemployer Plan or any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

     7.4.7. any material change in accounting policies or financial reporting practices by any Issuer or any of its Subsidiaries;
     7.4.8. any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown, or other labor disruption against or involving any Issuer or any of its Subsidiaries if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
     7.4.9. the creation, establishment, or acquisition of any Subsidiary or the issuance by any Issuer or such Subsidiary of any capital stock or warrant option or similar agreement in respect thereof.
          Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer on behalf of the Issuers setting forth details of the occurrence referred to therein, and stating what action the Issuers propose to take with respect thereto and at what time. Each notice under Section 7.4.1 shall describe with particularity any and all clauses or provisions of the Senior Debt Documents, this Agreement, or other Securities Document that have been breached or violated.
     7.5. Preservation of Corporate Existence, Etc. Each Issuer shall, and shall cause each of its Subsidiaries to:
     7.5.1. preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation and in such foreign jurisdictions in which the failure to maintain such good standing would reasonably be expected to have a Material Adverse Effect, except, with respect to such Issuer’s Subsidiaries, in connection with transactions permitted by Section 8.3;
     7.5.2. preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses, and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 8.3 and sales of assets permitted by Section 8.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
     7.5.3. use its reasonable efforts, in the Ordinary Course of Business and in the reasonable business judgment of such Issuer, to preserve its business organization and preserve the goodwill and business of the customers, suppliers, and others having material business relations with it; and
     7.5.4. preserve or renew all of its registered trademarks, trade names, and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     7.6. Maintenance of Property. Each Issuer shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     7.7. Insurance. Each Issuer shall maintain, and cause each of its Subsidiaries to maintain, with reputable insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and, upon request of the Purchasers, furnish to the Purchasers, a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Issuers and their Subsidiaries. Each Issuer and its Subsidiaries shall cause each issuer of an insurance policy to provide the Purchasers with an endorsement (i) providing that 30 days’ notice will be given to the Purchasers prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (ii) reasonably acceptable in all other respects to the Purchasers. Unless the Issuers and their Subsidiaries provide Purchasers with evidence of the insurance coverage required by this Agreement, the Purchasers may purchase insurance at the Issuers’ and their Subsidiaries’ expense. The Issuers and their Subsidiaries may later cancel any insurance purchased by the Purchasers, but only after providing the Purchasers with evidence that the Issuers and their Subsidiaries have obtained insurance as required by this Agreement. If the Purchasers purchase insurance, the Issuers and their Subsidiaries will be responsible for the costs of that insurance including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Notes or other obligations owing hereunder. The costs of the insurance may be more than the cost of the insurance the Issuers or their Subsidiaries may be able to obtain on their own.
     7.8. Payment of Obligations. Each Issuer shall, and shall cause its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, the following obligations and liabilities:
     7.8.1. all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Issuers or such Subsidiary;
     7.8.2. all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by such Issuer;
     7.8.3. all Indebtedness (other than Indebtedness evidenced by the Senior Debt Documents), as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness, except to the extent such non-payment would not result in an Event of Default under Section 10.2; and

     7.8.4. the performance of all obligations under any Contractual Obligation (other than the Senior Debt Documents) to which such Issuer or any of its Subsidiaries is bound, or to which it or any of its properties is subject, including the Securities Documents, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     7.9. Compliance with Laws. Each Issuer shall (a) comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each of its Subsidiaries to ensure, that no person who owns a controlling interest in or otherwise controls such Issuer is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply, and cause each of its Subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and (d) pay, and cause each of its Subsidiaries to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could reasonably be expected to become a Lien on any of its property; provided that the foregoing shall not require any Issuer to pay any such tax or charge so long as such Issuer shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.
     7.10. Inspection of Property and Books and Records. The Issuers shall maintain and shall cause each of their Subsidiaries to maintain proper books of record and account, in which true and correct entries, in all material respects, in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Issuers and their Subsidiaries. After the occurrence and during the continuance of an Event of Default, the Issuers shall permit, and shall cause each of their Subsidiaries to permit, representatives and independent contractors of the Noteholders (at the expense of the Issuers), to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Issuers; provided, however, a Responsible Officer of each Issuer shall be afforded the opportunity to attend any discussions with any independent public accountants (an “Issuer Inspection Right”). In addition, in the absence of an Event of Default, each holder of more than 25% of the aggregate principal amount of the Notes then outstanding (so long as such Noteholder does not have the right to visit and inspect the Properties of the Issuers and their Subsidiaries under any Senior Debt Document or Charter Document of the Issuers and their Subsidiaries) shall have one Issuer Inspection Right per year; provided, however, that the holders of the Issuer Inspection Rights shall use reasonable efforts to coordinate visits to the Issuers so as to minimize disruptions to the operations of the Issuers. Fees paid by the Issuers under this Section 7.10 in connection with the Issuer Inspection Right shall not exceed $10,000 plus out-of-pocket expenses per visit.
     7.11. Use of Proceeds. The Issuers shall use the proceeds of the Securities only for the purposes set forth in Section 2.6 hereof.
     7.12. Further Assurances.
     7.12.1. The Issuers shall ensure that all written information (other than proposed budgets and projections), exhibits, and reports furnished to the Noteholders, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Noteholders (provided that the Issuers shall not be required to deliver such notice to more than five Noteholders, which shall include the Required Notice Parties, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder) and correct any defect or error that may be discovered therein or in any Securities Document or in the execution, acknowledgement or recordation thereof to the extent necessary to disclose new or changed facts or circumstances, or to correct a defect or error, the non-disclosure of which would result in the representations and warranties set forth in Article 5 not being true and correct; provided that delivery or receipt of such subsequent disclosure shall not constitute a waiver by the Noteholders or a cure of any Default or Event of Default resulting in connection with the matters disclosed.
     7.12.2. The Issuers shall promptly inform the Noteholders (provided that the Issuers shall not be required to deliver such notice to more than five Noteholders, which shall include the Required Notice Parties, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder) of the creation or acquisition of any direct or indirect Subsidiary and cause each such direct or indirect Subsidiary that is organized or formed under the laws of the United States or any state thereof to execute a guarantee of the Notes in a form reasonably acceptable to the Required Security Holders.
ARTICLE 8
NOTE NEGATIVE COVENANTS
     The Issuers covenant and agree, for the benefit of the Purchasers, that so long as any Notes remain outstanding:
     8.1. Limitation on Liens. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, directly or indirectly, make, create, incur, assume, or suffer to exist any Lien upon or with respect to any part of their respective Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
     8.1.1. Liens securing the Senior Indebtedness and other Obligations under the Senior Credit Facility.

     8.1.2. any Lien existing on the Property of any Issuer or its Subsidiaries on the Closing Date and set forth in Schedule 8.1 securing Indebtedness outstanding on such date and permitted by Section 8.5.4, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 8.5.4;
     8.1.3. Liens for taxes, fees, assessments, or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 7.8;
     8.1.4. carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
     8.1.5. Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;
     8.1.6. Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding not exceeding $220,000;
     8.1.7. easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or, in the aggregate, do not materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Issuers and their Subsidiaries;
     8.1.8. Liens on any Property acquired or held by the Issuers or their Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 8.5.5; provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property (including any shipping and installation costs);
     8.1.9. Liens securing Capital Lease Obligations permitted under subsection 8.5.5;

     8.1.10. any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or non-exclusive license permitted by this Agreement;
     8.1.11. Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;
     8.1.12. Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business;
     8.1.13. Liens in favor of collecting banks arising under Section 4-210 of the UCC;
     8.1.14. Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business consistent with past practices, to the extent not interfering with any Issuer or any of its Subsidiaries;
     8.1.15. licenses, sublicenses, leases or subleases of real property or intellectual property granted by the Issuers (as lessor or licensor) to third Persons in the Ordinary Course of Business consistent with past practices;
     8.1.16. banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institutions and subsequently unpaid and unpaid fees and expenses that are charged to the Issuers or any of their Subsidiaries by such financial institutions in the Ordinary Course of Business of the maintenance and operation of such accounts;
     8.1.17. Liens deemed to exist in connection with repurchase agreements and other similar Investments to the extent such repurchase agreements and/or Investments are permitted under Section 8.4 hereof;
     8.1.18. other Liens not described above securing obligations other than Indebtedness, provided such Liens do not secure obligations in excess of $2,200,000 in the aggregate at any one time; and
     8.1.19. Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods.
     8.2. Disposition of Assets. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
     8.2.1. (i) dispositions of inventory and use of cash, all in the Ordinary Course of Business, (ii) dispositions of used, worn-out, or surplus equipment in the Ordinary Course of Business and (iii) leasing, subleasing, licensing, or sublicensing of intellectual property, or real or personal property to third parties, in each case, in the Ordinary Course of Business consistent with past practices, to the extent not interfering with the Issuers or any of their Subsidiaries;
     8.2.2. dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made as provided in the Senior Debt Documents; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) at least seventy-five percent (75%) of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Issuers and their Subsidiaries, together, does not exceed five percent (5%) of the net book value of the Consolidated assets of the Issuers as of the last day of the preceding fiscal year;
     8.2.3. sales, discounts or write-offs of overdue Accounts for collection in the Ordinary Course of Business consistent with past practices;
     8.2.4. sales or other dispositions of Cash Equivalents in the Ordinary Course of Business;
     8.2.5. the granting of Permitted Liens; and
     8.2.6. sales or other dispositions expressly permitted pursuant to Section 8.3.
     8.3. Consolidations and Mergers. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except as provided in Section 8.10 herein; provided, however, upon not less than five (5) Business Days prior written notice to the Noteholders, any Subsidiary of the Warrant Issuer may merge with, or dissolve or liquidate into a Wholly-Owned Subsidiary of the Warrant Issuer, provided that the Wholly-Owned Subsidiary shall be the continuing or surviving entity.
     8.4. Loans and Investments. The Issuers shall not and shall not suffer or permit any of their Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary after the Closing Date; (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation, or other combination; or (iii) make or commit to make any advance, loan, extension of credit, or capital contribution to or any other investment in, any Person including any Affiliate of the Issuers or any Subsidiary of the Issuers, but excluding trade payables, accrued operating expenses, prepaid operating expenses and Accounts Receivable, in each instance, incurred, made or arising in the Ordinary Course of Business consistent with past practices (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
     8.4.1. Investments in cash and Cash Equivalents;

     8.4.2. extensions of credit in the Ordinary Course of Business by (i) the Issuers to any of its Wholly-Owned Subsidiaries, or (ii) any Wholly-Owned Subsidiary of the Issuers to the Issuers or to any other Wholly-Owned Subsidiary of the Issuers;
     8.4.3. (i) travel and similar advances to employees or independent contractors in the Ordinary Course of Business and (ii) other loans to independent contractors and other service providers in the Ordinary Course of Business, in the case of clause (ii), not to exceed $550,000 in the aggregate at any time outstanding;
     8.4.4. Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
     8.4.5. Investments in the form of intercompany loans made by any Subsidiary of the Issuers to the Issuers to the extent that, at the time such loan is made, a Restricted Payment from such Subsidiary to the Issuers would be permitted under Section 8.11 and provided that (i) the proceeds of such loans are used for the purposes specified in Section 8.11 and (ii) such loan shall be treated as a Restricted Payment for purposes of this Agreement, including, without limitation, determining compliance with the provisions of Section 8.11 relating to the type of such Restricted Payment;
     8.4.6. contributions by the Warrant Issuer to the capital of any of its Subsidiaries;
     8.4.7. Investments constituting Indebtedness permitted by Section 8.5;
     8.4.8. Contingent Obligations permitted by Section 8.8 or Liens permitted by Section 8.1;
     8.4.9. the forgiveness or capitalization by the Issuers or any of their Subsidiaries of Indebtedness owed to the Issuers or such Subsidiary by the Issuers or any other Subsidiary of such Issuer organized or formed under the laws of the United States or any jurisdiction thereof in the Ordinary Course of Business;
     8.4.10. Hedging Agreements entered into in the Ordinary Course of Business, (i) on an unsecured basis, for bona-fide hedging purposes and not for speculation or (ii) pursuant to the Senior Credit Agreement or otherwise if provided by a lender under the Senior Credit Agreement;
     8.4.11. deposit accounts maintained in the Ordinary Course of Business;
     8.4.12. deposits made in the Ordinary Course of Business securing obligations or performance under contracts, such as in connection with real estate or personal property leases;
     8.4.13. promissory notes and other similar non-cash consideration received by the Issuers or any of their Subsidiaries in connection with dispositions permitted under Section 8.2.2;

     8.4.14. the establishment or creation of domestic Wholly-Owned Subsidiaries by the Issuers or any of their domestic Wholly-Owned Subsidiaries after the Closing Date to the extent the Issuers and their Subsidiaries shall have complied with the provisions of Section 7.12.2 in respect thereof and no Default or Event of Default exists or otherwise would arise or result therefrom, provided that, contributions to capital and extensions of credit to such Subsidiaries shall be subject to the provisions of this Agreement;
     8.4.15. the acquisition by the Issuers or any of their domestic Wholly-Owned Subsidiaries of all or substantially all of the assets of another domestic business organization that is a Wholly-Owned Subsidiary prior to such acquisition, or of any business or division of such domestic Wholly-Owned Subsidiary, so long as no Event of Default exists or otherwise would result therefrom;
     8.4.16. Investments existing on the Closing Date and set forth in Schedule 8.4; and
     8.4.17. the Bullet Acquisition.
     8.5. Limitation on Indebtedness. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
     8.5.1. Indebtedness incurred pursuant to the Senior Debt Documents, the principal amount of which is not to exceed the Maximum Senior Debt Amount.
     8.5.2. Indebtedness incurred pursuant to the Seller Note;
     8.5.3. Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 8.8;
     8.5.4. Indebtedness existing on the Closing Date and set forth in Schedule 8.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;
     8.5.5. Indebtedness not to exceed $2,200,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 8.1.8;
     8.5.6. unsecured intercompany Indebtedness permitted pursuant to Section 8.4.2;
     8.5.7. Indebtedness evidenced by the Notes;
     8.5.8. Indebtedness incurred in respect of netting services and overdraft protection in connection with deposit accounts;
     8.5.9. Indebtedness incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

     8.5.10. unsecured Subordinated Indebtedness evidenced by debt securities issued by the Issuers constituting Excluded Issuances; provided, that such Indebtedness shall be subordinated in a manner acceptable to the Noteholders and contain other terms and conditions acceptable to the Noteholders which terms shall, in any case, (i) not provide for any acceleration rights in favor of the holder thereof until such time as the Note Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been repaid in full in cash, (ii) provide that no payments of interest, principal or other amounts shall be made thereon until a date that is at least six months after the date on which all Note Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are to be repaid in full in cash and (iii) not include any covenants, other than covenants to pay amounts owing thereunder; and
     8.5.11. other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $220,000.
     8.6. Transactions with Affiliates. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, enter into any transaction with any Affiliate of any Issuer or of any such Subsidiary, except:
     8.6.1. as expressly permitted by this Agreement;
     8.6.2. in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Issuer or Subsidiary; provided that, in the case of this Section 8.6.2, upon fair and reasonable terms no less favorable to such Issuer or Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Issuer or Subsidiary and which are disclosed in writing to the Purchasers;
     8.6.3. transactions entered into on or prior to the Closing Date and disclosed on Schedule 8.6; and
     8.6.4. transactions contemplated by the Management Agreement.
     8.7. Use of Proceeds. The Issuers shall not and shall not suffer or permit any of their Subsidiaries to use any portion of the proceeds of the Securities, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of the Issuers or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.
     8.8. Contingent Obligations. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:
     8.8.1. endorsements for collection or deposit and standard contractual indemnities entered into in the Ordinary Course of Business;

     8.8.2. Hedging Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation or as otherwise required under the Senior Credit Agreement in effect on the Closing Date;
     8.8.3. Contingent Obligations of the Issuers and their Subsidiaries existing as of the Closing Date and listed in Schedule 8.8, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;
     8.8.4. Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;
     8.8.5. Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;
     8.8.6. Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Section 8.2.2; and
     8.8.7. Contingent Obligations arising under letters of credit under the Senior Credit Agreement and other letters of credit which are the subject of a letter of credit participation agreement under the Senior Credit Agreement.
     8.8.8. Contingent Obligations incurred for the benefit of the Issuers or any of their Wholly-Owned Subsidiaries if the primary obligation is expressly permitted by this Agreement.
     8.8.9. Contingent Obligations constituting of guarantees of obligations under the Senior Debt Documents, this Agreement, and the Notes.
     8.9. Business Activities; Issuance of Equity; Subsidiaries. The Issuers shall not, and shall not permit any of their Subsidiaries to, issue any equity securities other than any issuance of shares of the Warrant Issuer’s common equity securities. The Issuers shall not, and shall not permit any of their Subsidiaries to, form or acquire any Subsidiary, other than as permitted by Section 8.4.
     8.10. Compliance with ERISA. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to:
     8.10.1. terminate any Plan subject to Title IV of ERISA so as to result in any material liability to any Issuer or any of their Subsidiaries;
     8.10.2. permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;
     8.10.3. make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to any Issuer or any of its Subsidiaries;

     8.10.4. enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or
     8.10.5. permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.
     8.11. Restricted Payments. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of their capital stock, partnership interests, membership interests, or other equity securities, (ii) purchase, redeem or otherwise acquire for value any shares of their capital stock, partnership interests, membership interests, or other equity securities or any warrants, rights, or options to acquire such shares, interests, or securities now or hereafter outstanding, or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund, or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii), and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Issuers may declare and pay dividends to the Issuers or any Wholly-Owned Subsidiary of the Issuers, and except that the Issuers may:
     8.11.1. declare and make dividend payments or other distributions payable solely in its common stock or other equity securities;
     8.11.2. with respect to Series A Preferred Stock, make annual dividend payments to the Warrant Issuer so the Warrant Issuer can pay dividends as contemplated by the Warrant Issuer’s Certificate of Incorporation as amended;
     8.11.3. make distributions to the Warrant Issuer which are immediately used by the Warrant Issuer to redeem from management stockholders shares of Warrant Issuer common stock or warrants or options to acquire any such shares provided all of the following conditions are satisfied:
     8.11.3.1. no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and
     8.11.3.2. the aggregate Restricted Payments permitted by this Section 8.11.3 in any fiscal year of the Issuers shall not exceed $550,000; provided that the foregoing limits shall not apply to amounts expended pursuant to this clause solely from (x) the proceeds of key man life insurance to the extent the proceeds are used to repurchase the equity interests in the Warrant Issuer from the deceased employee or such deceased employee’s estate or spouse or (y) the proceeds of Excluded Issuances to the extent such issuances are permitted pursuant to the terms of this Agreement;

     8.11.4. in the event any Subsidiary of the Warrant Issuer files a Consolidated income tax return with the Warrant Issuer, make distributions to the Warrant Issuer to permit the Warrant Issuer to pay federal and state income taxes then due and owing, franchise taxes, and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater, nor the receipt by such Subsidiary of tax benefits less, than they would have been had such Subsidiary not filed a consolidated return with the Issuer;
     8.11.5. make distributions to the Warrant Issuer at such times and in such amounts as are necessary to permit payment in the Ordinary Course of Business of taxes, accounting and administrative expenses (including without limitation the payment of reasonable director fees and expenses and premiums with respect to directors and officers liability insurance policies) payable by the Issuer;
     8.11.6. following the termination of the Keep Well Agreement pursuant to Section 13(a)(ii) thereof, the Warrant Issuer may, in its sole discretion, use any proceeds remaining in the “Specified Account,” as such term is defined in the Keep Well Agreement, to redeem outstanding shares of Series B Convertible Preferred Stock over the 90 day period commencing upon the termination of the Keep Well Agreement in accordance with Article Fourth, Section (C)(6) of the Certificate of Incorporation of the Warrant Issuer; provided that the aggregate redemption price shall not exceed the amount of such remaining proceeds in the Specified Account; and
     8.11.7. make distributions on the Seller Note pro rata with distributions in respect of the Notes.
     8.12. Change in Business. The Issuers shall not, and shall not permit any of their Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by them on the date hereof or any business similarly related to or which constitutes a reasonable extension thereof.
     8.13. Change in Structure. Except as expressly permitted under Section 8.3 and 8.4, the Issuers shall not and shall not permit any of their Subsidiaries to, make any material changes in their equity capital structure (including in the terms of their outstanding stock), or amend any of their Charter Documents in any material respect or in any respect adverse to the Noteholders in their capacity as such.
     8.14. No Negative Pledges. The Issuers will not, and will not permit any of their Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees, including management fees, make other payments and distributions or extend loans or advances to the Issuers or any of their Subsidiaries, or transfer any of their properties or assets to the Issuers or any of their Subsidiaries other than restrictions contained in the Senior Debt Documents or this Agreement. The Issuers will not, and will not permit any of their Subsidiaries, directly or indirectly, to enter into, assume or become subject to any Contractual Obligation (other than the Senior Debt Documents and this Agreement) prohibiting or otherwise restricting the existence of any Lien upon any of their assets in favor of the Noteholders, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Sections 8.1.8 and 8.1.9; provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens or licenses and contracts providing that the granting of such Lien in the right, title or interest of the Issuers or their Subsidiaries therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another Person party to such license or contract to enforce any remedy with respect thereto.
     8.15. OFAC. None of the Issuers or any of their Subsidiaries (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise, to the knowledge of a Responsible Officer of the Issuers, associated with any such person in any manner violative of Section 2, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.
     8.16. Limitation on Activities of the Warrant Issuer. The Warrant Issuer shall not engage in any business activity other than (i) its ownership of the equity securities of its Subsidiaries and activities incidental thereto, (ii) activities incidental to maintenance of its corporate existence, and (iii) performance of its obligations under the Securities Documents to which it is a party.
     8.17. Antilayering. The Issuers will not, and will not permit any of their Subsidiaries to, incur or in any fashion become or remain liable with respect to any Indebtedness which, by its terms, is subordinated to any Senior Indebtedness of the Issuers or such Subsidiary (other than the Mezzanine Credit Facility and the Seller Note) and which is not expressly subordinated to the Note Obligations on terms satisfactory to the Required Security Holders.
     8.18. Amendment of Material Documents.
     8.18.1. The Issuers will not, and will not permit any of their Subsidiaries to, consent to or request any amendment, modification, or supplement to or waiver of any provision of this Agreement, the Management Agreement, or any of their Charter Documents in a manner that would reasonably be expected to affect the interests of the Security Holders (in their capacities as such) materially and adversely without in each case having obtained the specific prior written consent of the Required Security Holders, which consent shall not be unreasonably withheld; provided, however, that any amendment, modification, or supplement to or waiver that disproportionately and adversely affects any one or more individual Security Holder in its capacity as a Security Holder shall require the written consent of each such Security Holder.
     8.18.2. Without the consent of the Required Security Holders, which consent shall not be unreasonably withheld, the Issuers will not, and will not permit any of their Subsidiaries to, consent to or request any amendment, modification, or supplement to or waiver of any provision of the Senior Debt Documents to the extent such consent, amendment, modification, supplement, or waiver is otherwise not permitted under Article 12.
     8.19. Observer Rights. For so long as any Notes remain outstanding, (i) each holder of more than 25% of the aggregate principal amount of the Notes then outstanding (so long as such Noteholder does not have the right to appoint an observer under any Senior Debt Document) will have the right to appoint one observer (each, an “Observer”) to the boards of directors of the Issuers and their Subsidiaries, and each committee of the boards of directors of the Issuers and their Subsidiaries (other than the compensation and audit committees), who shall be entitled to attend all meetings of the boards of directors and each committee of the boards of directors (other than the compensation and audit committees) of the Issuers and their Subsidiaries, and (ii) each Observer and Required Notice Party shall be entitled to receive all reports, meeting materials, notices, and other materials as and when provided to the board members; provided, however, that the Issuers and their Subsidiaries may exclude any Observer from portions of meetings and any Observer or Required Notice Party from the receipt of reports, meeting materials, notices, and other materials solely to the extent that (i) outside counsel to the Issuers and their Subsidiaries reasonably determines that the participation of such Observer in such portions of meetings or the receipt of such materials by such Observer would result in the loss of the attorney-client privilege by the Issuers and their Subsidiaries with respect to the underlying subject matter thereof or (ii) the underlying subject matter relates specifically to actions to be taken by the Issuers and their Subsidiaries with respect to the Notes. All reasonable expenses of the Observer and all expenses of providing the foregoing materials shall be paid by the Issuers. The Issuers agree that the boards of directors of the Issuers and their Subsidiaries will meet at least quarterly.
ARTICLE 9
WARRANT COVENANTS
     The Warrant Issuer covenants and agrees, for the benefit of the Purchasers, that so long as any Warrants remain outstanding:
     9.1. Rights to Board Materials. Prior to any Qualified Public Offering, for so long as the Required Security Holders do not have the right to receive such materials under any Senior Debt Document, the Warrantholders shall receive all reports, meeting materials, notices, and other materials as and when provided to the board members of the Warrant Issuer and its Subsidiaries. All of the expenses of providing the foregoing materials shall be paid by the Warrant Issuer.
     9.2. Notice Upon Change of Control or Other Similar Event. Within thirty Business Days and not later than ten Business Days prior to any Liquidity Event (as defined in the Warrant), any Change of Control resulting from the issuance or sale by the Warrant Issuer or any of its Subsidiaries of any equity interest, any other Change of Control of which the Warrant Issuer or any of its Subsidiaries has prior knowledge, or other similar event which would result in a payment or distribution to the shareholders of the Warrant Issuer or its Subsidiaries, the Warrant Issuer shall deliver to the Warrantholders a written notice of such Change of Control or such other similar event.

ARTICLE 10
EVENTS OF DEFAULT
     If one or more of the following events (herein referred to as “Events of Default”) shall occur and be continuing:
     10.1. Payment Default. The Note Issuer shall (a) fail to pay, (i) any principal of, or premium, if any, on the Notes when the same becomes due and payable, whether upon maturity, prepayment, acceleration, or otherwise (including any Applicable Premium thereon), (ii) any interest on the Notes for a period of five consecutive Business Days after the same shall become due and payable, or (iii) any other amount due hereunder within 30 days after demand therefor, or (b) fail to prepay the Notes as (i) required under Sections 3.2.3 or (ii) following receipt of a Change of Control Repurchase Notice as required under Section 3.2.4;
     10.2. Default Under Senior Indebtedness. Any default or event of default shall have occurred with respect to any Senior Indebtedness, beyond any applicable notice, grace, or cure period or waiver or extension thereof which default results (a) from the failure of the Issuers or any of their Subsidiaries to pay such Senior Indebtedness at the stated maturity thereof, or (b) in the acceleration of such Senior Indebtedness; provided, that if, following any acceleration of the Senior Indebtedness described in the foregoing clause (b), such acceleration is irrevocably rescinded, then, automatically, and without further action or notice, (x) the Event of Default previously arising hereunder as a result thereof shall be deemed waived and (y) any and all rights, remedies, and actions exercised or taken by the Security Holders shall be rescinded and terminated if, with respect to this clause (y), the Security Holders’ entitlement to exercise such rights or take such actions is based solely on this Section 10.2;
     10.3. Certain Covenants. The Issuers shall default in the performance or observance of any covenant contained in Articles 7, 8, or 9 of this Agreement;
     10.4. Other Defaults. The Issuers shall default in the performance or observance of any covenant, agreement, or condition of this Agreement (other than those described or referred to in any other paragraph of this ARTICLE 10) and such default shall continue for more than 30 days after the first to occur of (i) the president, chief executive officer, chief financial officer, controller or other executive officer of the Issuers shall obtain actual knowledge of such default or (ii) receipt by the Issuers of written notice of such default from the Required Security Holders;
     10.5. Breach of Representations or Warranties. Any representation or warranty made by the Issuers in this Agreement or in any statement or certificate (other than budgets and projections) at any time given by it in writing pursuant hereto or in connection herewith or therewith shall (taken as a whole) be false or inaccurate in any material respect on the date as of when made;
     10.6. Involuntary Bankruptcy, Appointment of Receiver, etc. (a) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Issuer or any Subsidiary in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in the United States or any other jurisdiction, which decree or order is not stayed; or any other similar relief shall be granted and remain unstayed under any applicable law; or (b) an involuntary case is commenced against any Issuer or any of their Subsidiaries or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Issuer or any of their Subsidiaries or over all or a substantial part of any of their respective properties, shall have been entered, or an interim receiver, trustee, or other custodian of any Issuer or any of their Subsidiaries for all or a substantial part of their respective properties is involuntarily appointed; or a warrant of attachment, execution, or similar process is issued against any substantial part of the property of any Issuer or any of their Subsidiaries, and the continuance of any such events in this clause (b) for 60 days unless dismissed, bonded, stayed, vacated or discharged; or
     10.7. Voluntary Bankruptcy, Appointment of Receiver, etc. Any Issuer or any of their Subsidiaries or shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in the United States or any other jurisdiction, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by any Issuer or any of their Subsidiaries or of any general assignment for the benefit of creditors; or the board of directors of any Issuer or any of their Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing;
     THEN, (i) upon the occurrence and during the continuance of any Event of Default described in the foregoing Section 10.6 or 10.7 with respect to any Issuer or any of their Subsidiaries, the unpaid principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium, shall automatically become immediately due and payable, without presentment, demand, protest, or other requirements of any kind, all of which are hereby expressly waived by the Note Issuer, and (ii) upon the occurrence and during the continuance of any other Event of Default, the Required Security Holders may, upon written notice to the Note Issuer, declare the Notes held by such Required Security Holders to be due and payable, whereupon the principal amount of such Notes, together with accrued interest thereon, and as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect, shall automatically become immediately due and payable, without any other notice of any kind, and without presentment, demand, protest, or other requirements of any kind, all of which are hereby expressly waived by the Note Issuer; provided, however, that if the principal of, premium, if any, and interest on such Notes due otherwise than by such declaration plus any expenses due and payable hereunder have been paid in full, and any and all Defaults (other than the nonpayment of principal and interest on the Notes that shall have become due by such declaration; provided, for the avoidance of doubt, that the nonpayment of principal and interest due on account of an Event of Default described in Section 10.1(y) may be waived by the Required Security Holders) shall have been remedied or waived, the Required Security Holders may (and if such Defaults arise solely on account of an acceleration of Senior Indebtedness which has been rescinded, shall) waive all Defaults and rescind and annul any such declaration and consequences.

ARTICLE 11
GUARANTEE
     11.1. Guarantee of Note Obligations. Each Guarantor unconditionally guarantees that the Note Obligations will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectability and being absolute and in no way conditional or contingent (the “Guarantee”). In the event any part of the Note Obligations shall not have been so paid in full when due and payable, each Guarantor will, immediately upon notice by the Required Security Holders or, without notice, immediately upon the occurrence of an Event of Default under Section 10.6 or Section 10.7, pay or cause to be paid to each Noteholder such Noteholder’s proportionate share of such Note Obligations which are then due and payable and unpaid. The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability, or irrecoverability of any of the Note Obligations as against the Note Issuer, any other guarantor thereof or any other Person. For purposes hereof, the Note Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Securities Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the Bankruptcy Code or other applicable law. The guarantees provided for in this Section 11 are subordinate in right of payment to the Senior Indebtedness in the manner and to the extent set forth in ARTICLE 12.
     11.2. Continuing Obligation. Each Guarantor acknowledges that the Purchasers have entered into this Agreement (and, to the extent that the Purchasers may enter into any future Securities Document, will have entered into such agreement) in reliance on this Section 11 being a continuing irrevocable agreement, and such Guarantor agrees that its guarantee may not be revoked in whole or in part. The obligations of the Guarantors hereunder shall terminate when all of the Note Obligations have been paid in full in cash and discharged; provided, however, that:
     11.2.1. if a claim is made upon the Noteholders at any time for repayment or recovery of any amounts or any property received by the Noteholders from any source on account of any of the Note Obligations and the Noteholders repay or return any amounts or property so received (including interest thereon to the extent required to be paid by the Noteholders), or
     11.2.2. if the Noteholders become liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim, then the Guarantors shall remain liable under this Agreement for the amounts so repaid or property so returned or the amounts for which the Noteholders become liable (such amounts being deemed part of the Note Obligations) to the same extent as if such amounts or property had never been received by the Noteholders, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Note Obligations. Not later than five days after receipt of notice from the Required Security Holders, the Guarantors shall pay to each Noteholder, an amount equal to the amount of such repayment or return for which each such Noteholder has so become liable. Payments hereunder by a Guarantor may be required by the Noteholders on any number of occasions.
     11.3. Waivers with Respect to Note Obligations. Except to the extent expressly required by this Agreement or any other Securities Document, each Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):
     11.3.1. presentment, demand for payment and protest of nonpayment of any of the Note Obligations, and notice of protest, dishonor or nonperformance;
     11.3.2. notice of acceptance of this guarantee and notice that the Notes have been sold by the Note Issuer hereunder in reliance on such Guarantor’s guarantee of the Note Obligations;
     11.3.3. notice of any Default or of any inability to enforce performance of the obligations of the Issuers or any other Person with respect to any Securities Document or notice of any acceleration of maturity of any Note Obligations;
     11.3.4. demand for performance or observance of, and any enforcement of any provision of this Agreement, the Note Obligations, or any other Securities Document or any pursuit or exhaustion of rights or remedies against the Note Issuer or any other Person in respect of the Note Obligations or any requirement of diligence or promptness on the part of any Noteholder in connection with any of the foregoing;
     11.3.5. any act or omission on the part of any Noteholder which may impair or prejudice the rights of such Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification, or any other reimbursement from the Note Issuer or any other Person, or otherwise operate as a deemed release or discharge;
     11.3.6. any statute of limitations or any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;
     11.3.7. any “single action” or “antideficiency” law which would otherwise prevent any Noteholder from bringing any action;
     11.3.8. all demands and notices of every kind with respect to the foregoing; and
     11.3.9. to the extent not referred to above, all defenses (other than payment) which the Note Issuer may now or hereafter have to the payment of the Note Obligations, together with all suretyship defenses, which could otherwise be asserted by such Guarantor.
Each Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to it with respect to its obligations hereunder in the absence of the waivers contained in this Section 11.3.

No delay or omission on the part of any of the Noteholders in exercising any right under any Securities Document or under any other guarantee of the Note Obligations shall operate as a waiver or relinquishment of such right. No action which the Noteholders or the Note Issuer or any other Guarantor may take or refrain from taking with respect to the Note Obligations shall affect the provisions of this Agreement or the obligations of each Guarantor hereunder. None of the Noteholders’ rights shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Note Issuer or any Guarantor, or by any noncompliance by the Note Issuer or any Guarantor with any Securities Document, regardless of any knowledge thereof which any Noteholder may have or otherwise be charged with.
     11.4. Noteholders’ Power to Waive, etc. Notwithstanding anything to the contrary herein, with respect to this ARTICLE 11, each Guarantor grants to each of the Noteholders full power in their discretion, without notice to or consent of such Guarantor, such notice and consent being expressly waived to the fullest extent permitted by applicable law, and without in any way affecting the liability of such Guarantor under its guarantee hereunder:
     11.4.1. To waive compliance with, and any Default under, and to consent to any amendment to or modification or termination of any provision of, or to give any waiver in respect of, this Agreement, any other Securities Document, the Note Obligations or any guarantee thereof (each as from time to time in effect);
     11.4.2. To grant any extensions of the Note Obligations (for any duration), and any other indulgence with respect thereto, and to effect any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of the Note Issuer or any other Person in respect of the Note Obligations, whether or not rights against such Guarantor under this Agreement are reserved in connection therewith;
     11.4.3. To collect or liquidate or realize upon any of the Note Obligations in any manner or to refrain from collecting or liquidating or realizing upon any of the Note Obligations; and
     11.4.4. To extend additional credit, if any, under this Agreement, any other Securities Document or otherwise in such amount as the Noteholders may determine, including increasing the amount of credit and the interest rate and fees with respect thereto, even though the condition of the Note Issuer may have deteriorated since the date hereof.
     11.5. Information Regarding the Note Issuer, etc. Each Guarantor has made such investigation as it deems desirable of the risks undertaken by it in entering into this Agreement and is fully satisfied that it understands all such risks. Each Guarantor waives any obligation which may now or hereafter exist on the part of any Noteholder to inform it of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Guarantor undertakes to keep itself informed of such risks and any changes therein. Each Guarantor expressly waives any duty which may now or hereafter exist on the part of any Noteholder to disclose to such Guarantor any matter related to the business, operations, character, collateral, credit, condition (financial or otherwise), income or prospects of the Note

Issuer and its Affiliates or their properties or management, whether now or hereafter known by any Noteholder. Each Guarantor represents, warrants and agrees that it assumes sole responsibility for obtaining from the Note Issuer all information concerning this Agreement and all other Securities Documents and all other information as to the Note Issuer and its Affiliates or their properties or management as such Guarantor deems necessary or desirable.
     11.6. Certain Guarantor Representations. Each Guarantor represents that:
     11.6.1. it is in its best interest and in pursuit of the purposes for which it was organized as an integral part of the business conducted and proposed to be conducted by the Note Issuer and its Subsidiaries, and reasonably necessary and convenient in connection with the conduct of the business conducted and proposed to be conducted by them, to induce the Purchasers to enter into this Agreement and to purchase the Notes from the Note Issuer by making the Guarantee contemplated by this ARTICLE 11.
     11.6.2. the proceeds from the sale of the Notes will directly or indirectly inure to its benefit;
     11.6.3. by virtue of the foregoing it is receiving at least reasonably equivalent value from the Purchasers for its Guarantee;
     11.6.4. it will not be rendered insolvent as a result of entering into this Agreement after taking into account its respective contribution rights under Section 11.9;
     11.6.5. after giving effect to the transactions contemplated by this Agreement and the other Securities Documents, it will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as such debts become absolute and matured;
     11.6.6. it has, and will have, access to adequate capital for the conduct of its business;
     11.6.7. it has the ability to pay its debts from time to time incurred in connection therewith as such debts mature; and
     11.6.8. it has been advised by the Purchasers that the Purchasers are unwilling to enter into this Agreement unless the Guarantee contemplated by this ARTICLE 11 is given by it.
     11.7. Subrogation. Each Guarantor agrees that, until the Note Obligations are paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against the Note Issuer or any other Guarantor arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement or any other Securities Document. After the payment in full of the Note Obligations (other than contingent indemnity obligations), each Guarantor shall be entitled to exercise against the Note Issuer and the other Guarantors all such rights of reimbursement, subrogation, contribution, and offset, and all such other claims, to the fullest extent permitted by law, provided that, notwithstanding any of the foregoing to the contrary, effective upon any sale, registration, assignment, or transfer of or foreclosure on, or any other disposition or remedial action in respect of, any equity interests of the Note Issuer or any of its Subsidiaries by the Agent or any lender pursuant to the Senior Debt Documents and/or applicable law, all such rights and claims of reimbursement, subrogation, contribution, and offset and other such claims against the Note Issuer and its Subsidiaries shall be, and hereby are, forever extinguished and indefeasibly waived (except as such waiver is prohibited by applicable law) and released by the Guarantor. In the event of the bankruptcy or insolvency of the Note Issuer, the Noteholders shall be entitled notwithstanding the foregoing, to file in the name of the Guarantor or in its own name a claim for any and all indebtedness owing to the Guarantor by the Note Issuer and to apply the proceeds of any such claim to the Note Obligations.
     11.8. Subordination. Except as otherwise set forth in Article 12, each Guarantor covenants and agrees that all Indebtedness, claims and liabilities now or hereafter owing by the Note Issuer or any other Guarantor to such Guarantor, whether arising hereunder or otherwise, are subordinated to the prior payment in full of the Note Obligations and are so subordinated as a claim against the Note Issuer or such Guarantor or any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any Event of Default exists. If, notwithstanding the foregoing, any payment with respect to any such Indebtedness, claim or liability is received by any Guarantor in contravention of this Agreement, such payment shall be held in trust for the benefit of the Noteholders and promptly turned over to them in the original form received by such Guarantor.
     11.9. Contribution Among Guarantors. The Guarantors agree that, as among themselves in their capacity as guarantors of the Note Obligations, the ultimate responsibility for repayment of the Note Obligations, in the event that the Note Issuer fails to pay when due its Note Obligations, shall be equitably apportioned, to the extent consistent with the Securities Documents, among the respective Guarantors (a) in the proportion that each, in its capacity as a guarantor, has benefited from the proceeds resulting from the sale of the Notes by the Note Issuer under this Agreement, or (b) if such equitable apportionment cannot reasonably be determined or agreed upon among the affected Guarantors, in proportion to their respective net worths determined on or about the date hereof (or such later date as such Guarantor becomes party hereto). In the event that any Guarantor, in its capacity as a guarantor, pays an amount with respect to the Note Obligations in excess of its proportionate share as set forth in this Section 11.9 each other Guarantor shall, to the extent consistent with the Securities Documents, make a contribution payment to such Guarantor in an amount such that the aggregate amount paid by each Guarantor reflects its proportionate share of the Note Obligations. In the event of any default by any Guarantor under this Section 11.9 each other Guarantor will bear, to the extent consistent with the Securities Documents, its proportionate share of the defaulting Guarantor’s obligation under this Section 11.9. This Section 11.9 is intended to set forth only the rights and obligations of the Guarantors among themselves and shall not in any way affect the obligations of any Guarantor to any Noteholder under the Securities Documents (which obligations shall at all times constitute the joint and several obligations of all the Guarantors).

ARTICLE 12
SUBORDINATION
     12.1. Subordination of Liabilities. The Obligors, for themselves, their successors and assigns, covenant and agree, and the Purchasers, by their acceptance thereof likewise covenant and agree that the payment of the Note Obligations is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of the Senior Indebtedness; provided, however, that the Senior Indebtedness does not exceed the Maximum Senior Debt Amount. The provisions of this Article 12 shall constitute a continuing offer to all Persons which, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and such holders may proceed to enforce such provisions. For all purposes of the Securities Documents and the provisions of this Article 12, Senior Indebtedness shall not be deemed to have been paid in full until and unless all holders of Senior Indebtedness shall have indefeasibly received payment in full in cash of all such Senior Indebtedness (including, without limitation, all principal, interest, fees, costs and expenses in respect thereof) and all commitments of the holders of Senior Indebtedness to extend further credit constituting Senior Indebtedness have terminated in their entirety.
     12.2. Restrictions on Payments with Respect to Note.
     12.2.1. Notwithstanding any other terms of this Agreement and/or the Notes, the Obligors hereby agree that they may not make, and the Purchasers hereby agree that they will not accept, any payment or distribution with respect to the Note Obligations until the Senior Indebtedness is paid in full (other than reasonable and customary out of pocket expenses otherwise payable pursuant to the terms of the Securities Documents); provided, however, that (x) prior to the payment in full of the Senior Indebtedness, the amount of costs and expenses under clauses (ii) and (iii) of Section 14.1.2 that may be paid on a current basis by the Issuers shall not exceed $100,000 in the aggregate (the “Current Expense Cap”), and (y) any such costs and expenses in excess of the Current Expense Cap shall accrue until the Senior Indebtedness is paid in full, at which time such costs and expenses shall be promptly paid in full by the Issuers. For the avoidance of doubt, the Current Expense Cap shall not be a limitation on the amount of costs and expenses for which the Issuers are liable under Section 14.1.
     12.2.2. Notwithstanding any provision of this Article 12, the Purchasers may receive and retain distributions in respect of the Notes made in connection with a Proceeding in the form of Permitted Junior Securities, but only in the event the Purchasers shall have executed such supplements to or modifications to this Agreement as Agent or any holder of Indebtedness under the Mezzanine Credit Facility may reasonably request to reflect the continued subordination of the Permitted Junior Securities to the Senior Indebtedness (or notes or other securities issued in substitution of all or a portion thereof) to the same extent as provided herein.
     12.3. Restriction of Enforcement Actions. Until the earlier of (i) the Maturity Date or (ii) the date that the Senior Indebtedness is paid in full, the Obligors shall not, without the prior written consent of the Requisite Senior Holders, take any Enforcement Action with respect to the Note Obligations.
     12.4. Turnover. In the event that, notwithstanding the provisions of the preceding Sections 12.2 and 12.3, any payment shall be made on account of the Note Obligations at a time when payment is not permitted by the terms hereof, such payment shall be held by the Purchasers in trust for the benefit of, and shall be paid forthwith over and delivered in the Specified Order of Distribution to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which such Senior Indebtedness was issued.
     12.5. Proceedings with respect to the Obligors. Upon any distribution of assets of the Obligors in connection with any Proceeding:
     12.5.1. the holders of the Senior Indebtedness shall first be entitled to receive payment in full in cash of the Senior Indebtedness (including, without limitation, all interest after the commencement of any Proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding) before the Purchasers are entitled to receive any payments owing in respect of the Note Obligations;
     12.5.2. any payment or distribution of assets of the Obligors of any kind or character, whether in cash, property or securities to which the Purchasers would be entitled except for the provisions of this Article 12, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent (each, a “Distributing Party”), directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which such Senior Indebtedness was issued in accordance with the Specified Order of Distribution, and the Purchasers hereby irrevocably authorize, empower, and direct each Distributing Party to pay or otherwise deliver such assets in accordance with the provisions of this Section 12.5.2;
     12.5.3. in the event that, notwithstanding the foregoing provisions of this Section 12.5, any payment or distribution of assets of the Obligors of any kind or character, whether in cash, property or securities, shall be received by the Purchasers on account of the Note Obligations before the Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall be paid over, in the Specified Order of Distribution, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives under the agreements pursuant to which such Senior Indebtedness was issued; and
     12.5.4. the Purchasers agree to execute, verify, deliver, and file any proofs of claim in respect of the Note Obligations requested by the Requisite Senior Holders in connection with any Proceeding and hereby irrevocably authorizes, empowers, and appoints the Agent its agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim; provided that the Agent shall have no obligation to execute, verify, deliver and/or file any such proof of claim.

     12.6. Subordination Rights Not Impaired by Acts or Omissions of the Obligors or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Obligors or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Obligors with the terms and provisions of this Agreement and/or the Notes, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the Purchasers with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify, or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the Purchasers.
     12.7. Separate Liability and Separate Existence; No Additional Guaranties; Waiver of Substantive Consolidation. The Purchasers hereby acknowledge and agree that:
     12.7.1. the Note Obligations are the liability solely of the Obligors; each Obligor is a separate legal entity from each other direct and indirect Subsidiary of such Obligor; and the assets of each other direct and indirect Subsidiary of such Obligor are not available to the Purchasers to meet or satisfy the liabilities of such Obligor;
     12.7.2. no Person (other than the Obligors, in connection with the Guarantee) has guaranteed or otherwise assumed any liability with respect to the payment of the Note Obligations;
     12.7.3. the Purchasers will not at any time ask, demand, accept, receive, or retain (i) any guarantee or other assurance of payment of the Note Obligations from any present or future direct or indirect Subsidiary of any Obligor, or (ii) any security interest or lien upon any property now owned or hereafter acquired by any Obligor, or any other present or future, direct or indirect, Subsidiary of any Obligor as security for the payment of the Note Obligations; and
     12.7.4. the Purchasers waive and release, absolutely, unconditionally, irrevocably and forever, will never assert, initiate, prosecute or otherwise seek relief upon or in, and will never support any other Person in asserting, initiating, prosecuting or otherwise seeking relief upon or in, any right, remedy, claim, action or other proceeding for, or any other relief that has the effect of, any substantive consolidation, piercing of the corporate veil or any other order or judgment that causes an effective combination of the assets and liabilities of the Obligors and any other Person in any case or proceeding under the Bankruptcy Code or any other bankruptcy law or other similar Proceeding.
     12.8. Miscellaneous.

     12.8.1. The Purchasers agree not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of all or any portion of the Senior Indebtedness or any liens and security interests securing all or any portion of the Senior Indebtedness.
     12.8.2. The Purchasers agree that, until the Senior Indebtedness has been paid in full, the Note Obligations shall at all times be unsecured indebtedness. Any liens and security interests of the Purchasers which may exist in breach of the immediately preceding sentence shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of the holders of the Senior Indebtedness, regardless of the time, manner or order of perfection of any such liens and security interests. In the event that the Purchasers shall at any time have any liens or security interests, each holder of Senior Indebtedness shall be deemed authorized by such holder to file UCC termination statements sufficient to terminate the liens and security interests in favor of the Purchasers, and the Purchasers shall promptly execute and deliver to each holder of Senior Indebtedness, upon its request therefore, such releases and terminations as such holder of Senior Indebtedness shall reasonably request to effect the release of liens and security interests of the Purchasers. In furtherance of the foregoing, each Purchaser hereby irrevocably appoints each holder of Senior Indebtedness its attorney-in-fact, with full authority in the place and stead of the Purchasers and in the name of the Purchasers or otherwise, to execute and deliver any document or instrument which the Purchasers may be required to deliver pursuant to this Section 12.8.2.
     12.8.3. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Obligors or any other Person is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Obligors or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.
     12.8.4. In the event of any inconsistency or conflict between any of the provisions of this Article 12, on the one hand, and any provisions of this Agreement (other than Article 12) or any other Securities Document on the other hand, the provisions of this Article 12 shall supersede, govern and control.
     12.8.5. Until the Senior Indebtedness has been paid in full, and notwithstanding anything to the contrary contained in the Securities Documents:
     12.8.5.1. no amendment, supplement, or other modification of (i) any of the provisions of this Article 12 and/or (ii) any other provisions of this Agreement or the other Securities Documents, including without limitation the definitions set forth in Appendix I to this Agreement, in each case to the extent such provisions affect in any manner whatsoever the substance and/or content of this Article 12, shall be effective without the prior written consent of the Requisite Senior Holders; and

     12.8.5.2. no amendment, supplement, or other modification of this Agreement or the other Securities Documents that (i) shortens the Maturity Date, (ii) modifies Section 3.1.1 to require the payment of interest on the Notes in cash, and/or (iii) is reasonably adverse to the interests of the holders of the Senior Indebtedness in their capacity as such holders, shall be effective without the prior written consent of the Requisite Senior Holders.
     12.8.6. The Obligors and the Purchasers hereby acknowledge and agree that the holders of the Senior Indebtedness are intended to be third-party beneficiaries of this Article 12, and such holders shall have the right to enforce such provisions and exercise such remedies as if such holders were a party to this Agreement.
ARTICLE 13
RESTRICTIONS ON TRANSFER; LEGENDS
     13.1. Assignments.
     13.1.1. Permitted Assignments; Right of First Offer
          13.1.1.1. Subject to the provisions of Section 13.1.1.2. and 13.1.2 below and the terms of Article 12, the Purchasers may sell, assign, transfer or negotiate all or any part of their Notes, provided that upon the reasonable request of the Note Issuer (other than with respect to transfers or assignments to (a) an Affiliate of a Purchaser or other holder of a Note, (b) a trust or other securitization or financing vehicle of any Purchaser or other holder of a Note, (c) a successor to such trust’s or securitization vehicle’s rights and interests in and to any Note, (d) in a Financing Conveyance, or (e) during the occurrence and continuance of a Default or Event of Default), the Purchasers shall deliver an opinion in customary form to the effect that such transfer of Notes is in compliance with applicable United States federal and state securities laws; and provided, further, that any such transfer, assignment, transfer or negotiation to a Person who is not (i) any Purchaser, (ii) an Affiliate of any Purchaser or (iii) a fund managed by the same adviser as manages any Purchaser or by an Affiliate of any such investment adviser shall be in a minimum aggregate principal amount or initial purchase price, as applicable, of $100,000, or, if less, the amount of the remaining Notes held by such assigning Purchaser. In the case of any sale, assignment, transfer or negotiation of all or part of the Notes authorized under this Section 13.1, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Purchaser with respect to such Notes evidenced thereby.
          13.1.1.2. In connection with a proposed sale by a selling Purchaser (other than with respect to sales, transfers or assignments to (a) an Affiliate of a Purchaser or other holder of a Note, (b) a trust or other securitization or financing vehicle of any Purchaser or other holder of a Note, (c) a successor to such trust’s or securitization vehicle’s rights and interests in and to any Note, or (d) in a Financing Conveyance), the other Purchasers shall have a right of first offer with respect to any such sale, and the selling Purchaser shall provide the other Purchasers (who are not Affiliates of the selling Purchaser) with adequate notice (but in any event no less than 15 days) of such proposed sale and all information necessary for the other Purchasers to determine whether or not, in their sole discretion, they will purchase such securities on the proposed terms. If more than one Purchaser elects to purchase such debt securities, the debt securities to be issued shall be allocated among such Purchasers pro rata according to the aggregate principal amount of Notes then held by each such Purchaser. If any Purchasers decline to purchase such debt securities, their pro rata portion shall be allocated pro rata to the Purchasers who have elected to purchase such debt securities. If the Purchasers decline to purchase such securities, such securities may not be issued on terms more favorable to the proposed investor(s) than the terms described to the Purchasers without providing the Purchasers with another opportunity to purchase such securities on such more favorable terms.
     13.1.2. So long as no Event of Default has occurred and is continuing, no Security Holder shall transfer any Note to any Person that directly engages in the trucking or trucking logistics business (each a “Competitor”) without the prior written consent of the Note Issuer in its sole discretion; provided that nothing contained herein shall be construed so as to require any Security Holder transferring its Notes to any trust, private equity fund, or financial institution to obtain the written consent of the Note Issuer. If an Event of Default has occurred and is continuing, no Security Holder shall transfer any Note to a Competitor unless such Security Holder provides written notice to the Note Issuer of such Security Holder’s intent to transfer such Notes and the minimum price at which such Notes are intended to be transferred (a “Transfer Notice”). For a period of 10 days after delivery of the Transfer Notice, by delivery of written notice thereof to such Security Holder, the Note Issuer shall have the right to find a willing and able buyer to purchase such Notes at such price in cash, provided that such buyer consummates the purchase of such Notes within 15 days after delivery of the Transfer Notice. If the Note Issuer fails to produce such a willing and able buyer within such 10 day period, the Security Holder shall be free to transfer such Notes to a Competitor without restriction but at a price not less than the minimum price set forth in the Transfer Notice.
     13.1.3. The Issuers shall keep at their principal office, or the principal office of their counsel, a register in which the Issuers shall provide for the registration of the Securities and the transfer of the same shall be provided. Upon surrender for registration of transfer of any Notes in accordance with Section 13.1 at the principal office of the Note Issuer, the Note Issuer shall, at its expense, promptly execute and deliver one or more new Notes, as applicable, of like tenor and of a like principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, a new Note in the appropriate amount registered in the names of such transferor. While the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuers shall provide the Security Holders with the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act in connection with any proposed transfer.
     13.2. Restrictive Notes Legend.

     13.2.1. The Notes. Each Note shall bear a legend in substantially the following form:
“THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE NOTE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED AND (II) EXCEPT IN COMPLIANCE WITH SECTION 13.1 OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 11, 2009, AMONG THE NOTE ISSUER, ITS GUARANTORS, AND THE PURCHASERS (AS DEFINED THEREIN).”
     13.2.2. The Warrants. All Warrants shall bear a legend in substantially the following form:
“THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”
     13.3. Termination of Restrictions. The restrictions imposed by Section 13.2 upon the transferability of the Securities shall cease and terminate as to any particular Securities (i) upon delivery to the Issuers of an opinion reasonably acceptable to it from Ropes & Gray LLP, Winston & Strawn LLP, or other counsel reasonably acceptable to the Issuers, that such restrictions are no longer required in order to assure compliance with the Securities Act and any other applicable securities laws or (ii) when such Securities shall have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder. Whenever such restrictions shall cease and terminate as to any Securities or such Securities shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Issuers, without expense, replacement Securities not bearing the legend set forth in Section 13.2 hereof.
     13.4. Other Note Legends. Each Note shall bear legends in substantially the following form:
“THIS NOTE BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO ROADRUNNER TRANSPORTATION SERVICES, INC., 4900 SOUTH PENNSYLVANIA AVE., CUDAHY, WI 53110, ATTENTION: CFO, INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY WILL BE MADE AVAILABLE.”

“THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN ARTICLE 12 OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 11, 2009, AMONG THE NOTE ISSUER, ITS GUARANTORS, AND THE PURCHASERS (AS DEFINED THEREIN), AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH ARTICLE.”
ARTICLE 14
MISCELLANEOUS
     14.1. Expenses.
     14.1.1. Whether or not the transactions contemplated hereby shall be consummated, the Issuers agree to promptly pay all the actual and reasonable out-of-pocket costs and expenses incurred by the Purchasers in connection with the due diligence review conducted by the Purchasers, relating to the transactions contemplated hereby, the negotiation, review and execution of the Securities Documents and other documents related to the transactions contemplated hereby and the Closing (including the reasonable costs and expenses of the Purchasers’ agents and representatives performing aspects of each of the foregoing, including, without limitation, Ropes & Gray LLP and Winston & Strawn LLP).
     14.1.2. In addition, the Issuers agree to promptly pay in full (and except as provided below, without any limitation as to amount) (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Security Holders in connection with any proposed waiver or amendment of any Securities Document, whether or not effected, (ii) following the occurrence and during the continuance of an Event of Default, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Noteholders in enforcing any obligations of or in collecting any payments due hereunder or under the Notes by reason of such Event of Default, and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Noteholders in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings; provided that, in the case of each such event, the Security Holders shall only be entitled to payment of the fees, expenses, and disbursements of a single outside counsel for each of Sankaty, Eos Partners, Thayer Equity, and Baird, in addition to any local counsel and other professionals.
     14.2. Indemnity. In addition to the payment of expenses pursuant to Section 14.1, whether or not the transactions contemplated hereby shall be consummated, each Issuer (as “Indemnitor”) agrees to indemnify, pay and hold the Purchasers, and the officers, directors, partners, managers, members, employees, agents, and Affiliates of the Purchasers (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened (excluding claims among Indemnitees and, with the exception of claims arising out of otherwise indemnifiable matters (e.g., actions to enforce the indemnification rights provided hereunder), excluding claims between an Issuer and an Indemnitee), whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Securities, the Securities Documents or the other documents related to the transactions contemplated hereby, the Purchasers’ agreement to purchase the Securities or the use or intended use of the proceeds of any of the proceeds thereof to the Issuers (the “Indemnified Liabilities”); provided, that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence, bad faith or willful misconduct of that Indemnitee. Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, that any failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced thereby. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim and without any admission as to culpability or fault of such Indemnitee) so long as in any such event, the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee, there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 14.2 that is effected without its prior written consent, which consent shall not be unreasonably withheld. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 14.2 may be unenforceable because it is violative of any law or public policy, each Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.
     14.3. Agreement Among Purchasers. Each Purchaser, for themselves, their successors, and assigns, hereby covenants and agrees not to vote any Note Obligations to accept any plan of reorganization with respect to any Obligor under chapter 11 of the Bankruptcy Code that provides for distributions to any class of claims or interests junior to the Note Obligations without the prior written consent of Sankaty or any Sankaty Related Party, so long as Sankaty or such Sankaty Related Party holds any outstanding Note Obligations.

     14.4. Acknowledgment that the Warrants are Shares. The Warrant Issuer and each Purchaser hereby acknowledges and agrees that the Warrants and the shares of Common Stock subject to purchase upon exercise of the Warrants are “Shares” as defined in the Shareholders’ Agreement. Each of Baird, Daniel M. Dickinson, Ivor J. Evans, James J. Forese, Frederic V. Malek, Douglas P. McCormick, and Scott D. Rued agree to execute joinders to the Shareholders’ Agreement in form and substance satisfactory to the Warrant Issuer and Required Warrantholders on or before December 21, 2009.
     14.5. Amendments and Waivers. Subject to those restrictions contained in the Article 12, (i) no amendment, modification, termination or waiver of any provision of this Agreement (other than Article 9) shall in any event be effective without the written consent of the Required Security Holders and the Issuers, and (ii) no amendment, modification, termination or waiver of any provision of Article 9 shall in any event be effective without the written consent of the Required Warrantholders and the Warrant Issuer; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Noteholder affected thereby, do any of the following: (a) extend the maturity or time of, or right to receive, payment of principal of, or premium, if any, or interest on, any Note (other than as a result of waiving a prepayment required under Sections 3.2.3 or 3.2.4 or a Default or Event of Default giving rise to a right of acceleration, which shall each be by written consent of the Required Security Holders); or (b) reduce the rate of interest or the principal amount of any of the Notes or increase the relative amount of interest which the Note Issuer may pay through capitalizing the same; or (c) impair or affect the right of any Noteholder to institute suit for enforcement of any such payment to which such Noteholder is entitled pursuant to this Agreement; or (d) alter the percentage of Noteholders necessary to modify or take action under this Agreement; or (e) amend this Section 14.5; provided, further, however, any amendment or waiver that disproportionately and adversely affects any one or more individual Security Holder in its capacity as a Security Holder shall require the written consent of each such Security Holder. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Issuers in any case shall entitle the Issuers to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 14.5 shall be binding upon each holder of the Notes at the time outstanding and each future holder thereof.
     14.6. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a breach or an Event of Default or Default if such action is taken or condition exists.
     14.7. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally or sent via a nationally recognized overnight courier. Such notices, demands and other communications will be delivered or sent to the address indicated below:
If to the Issuers:
Roadrunner Transportation Services Holdings, Inc.

4900 South Pennsylvania Avenue
Cudahy, WI 53110
Phone: 414-615-1648
Fax: 414-486-0093
Attention: Peter Armbruster, Chief Financial Officer
with a copy to:
Thayer | Hidden Creek
1455 Pennsylvania Avenue, N.W.
Suite 350
Washington, DC 20004
Attention: Scott Rued
Phone: 202-371-1050
Fax: 202-371-0391
and with a copy to:
Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, AZ 85016
Phone: 602-445-8306
Fax: 602-445-8100
Attention: Bruce E. Macdonough, Esq.
If to Purchasers, to the address
set forth in Schedule I
With a copy to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Phone: (617) 951-7000
Fax: (617) 951-7050
Attention: Alyson Allen, Esq.
and to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Phone: (212) 294-2610
Fax: (212) 294-4700
Attention: Bradley C. Vaiana, Esq.

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party in accordance with this Section 14.7. Any such communication shall be deemed to have been received when actually delivered or refused.
     14.8. Survival of Warranties and Certain Agreements.
     14.8.1. Any liability of the Issuers for any breach of, or inaccuracy in, the representations and warranties made by it herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Securities hereunder, including the execution and delivery of the Securities, and shall continue until no Securities remain outstanding; provided, that if all or any part of any payment for the Notes is set aside, the Note Issuer shall remain liable for any breach of, or inaccuracy in, the representations and warranties made by it herein as if no such payment had been made.
     14.8.2. Any liability of the Issuers for any breach of or default in the performance of the agreements made by it herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Securities hereunder, including the execution and delivery of the Notes, and shall continue until no Securities remain outstanding; provided, that if all or part of any payment for the Notes is set aside, the Note Issuer shall remain liable for any breach of or default in the performance of such agreements.
     14.8.3. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Issuers set forth in Sections 14.1 and 14.2 shall survive the payment of the Notes, the redemption, cancellation, or exchange of the Securities, and the termination of this Agreement.
     14.8.4. Any liability of any Purchaser for any breach of, or inaccuracy in, the representations and warranties made by it herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Securities hereunder, including the execution and delivery of the Notes, and shall continue until no Securities remain outstanding.
     14.9. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Purchaser in the exercise of any power, right or privilege hereunder or under the Securities shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Securities are cumulative to and not exclusive of, any rights or remedies otherwise available.
     14.10. Severability. If and to the extent that any provision in this Agreement or the Securities shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, the Securities, or of the other obligations of the Issuers under any of such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.

     14.11. Heading. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     14.12. Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without regard to the principles of conflicts of laws.
     14.13. Successors and Assigns; Subsequent Holders. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the permitted successors and assigns of the Purchasers. The terms and provisions of this Agreement and all certificates delivered pursuant hereto shall inure to the benefit of any assignee or transferee of the Securities, to the extent the assignment is permitted hereunder, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Purchasers shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Issuers’ rights or any interest therein or hereunder may not be assigned without the prior written consent of the holders of a majority of the Securities affected thereby.
     14.14. Consent to Jurisdiction and Service of Process. All judicial proceedings brought against any Issuer, with respect to this Agreement or any Securities may be brought in any state or federal court of competent jurisdiction in The Commonwealth of Massachusetts and by execution and delivery of this Agreement, each Issuer accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement subject, however, to rights of appeal. Each Issuer hereby agrees that service upon it in the manner provided for the giving of notices in Section 14.7 shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Purchaser to bring proceedings against any Issuer in the courts of any other jurisdiction.
     14.15. Waiver of Jury Trial. Each Issuer hereby waives, to the full extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any other Securities Document or the validity, protection, interpretation, collection or enforcement thereof. Notwithstanding anything contained in this Agreement to the contrary, no claim may be made by any Issuer against any Purchaser for any lost profits or any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct constituting actual fraud) in connection with, arising out of or in any way related to the transactions contemplated hereunder or under the other Securities Documents, or any act, omission or event occurring in connection therewith. Each Issuer hereby waives, releases, and agrees not to sue upon any such claim for any such damages. Each Issuer agrees that this Section 14.15 is a specific and material aspect of this Agreement and acknowledges that the Purchasers would not extend to such Issuer any monies hereunder if this Section 14.15 were not part of this Agreement.
     14.16. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
     14.17. Confidentiality. Each Purchaser agrees to keep confidential (and to cause its respective officers, directors, employees, agents, and representatives to keep confidential) all information, materials and documents concerning the business of the Issuers and their Subsidiaries furnished to such Purchaser by the Issuers or their Subsidiaries or on their behalf pursuant to this Agreement (the “Information”). Notwithstanding the foregoing, any Purchaser shall be permitted to disclose Information (i) to its officers, managers, members, partners, directors, employees, agents and representatives provided that such Information shall remain confidential; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or to the extent requested by any governmental agency or authority in which event such Purchaser agrees to provide notice thereof to the Issuers; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Purchaser on a non-confidential basis from a source other than the Issuers or their Subsidiaries other than from a third party which the Purchaser is aware is breaching its confidentiality obligations to the Issuers or (C) was available to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by the Issuers or its Subsidiaries; (iv) to the extent the Issuers or their Subsidiaries shall have consented to such disclosure in writing; (v) in connection with the assignment of any Notes provided that the recipient of Information agrees to maintain the confidentiality of the Information; (vi) to its respective investors or lenders in connection with any reporting performed by such Purchaser to any such Persons provided that the recipient of Information agrees to maintain the confidentiality of the Information; or (vii) in connection with the exercise of its rights and remedies under the Securities Documents. Notwithstanding anything else in this Agreement, or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction and may disclose to any Person, without limitation, the tax treatment and tax structure of the transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.
     14.18. Entirety. This Agreement and the other Securities Documents embody the entire agreement among the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective duly authorized officers of the undersigned and by the undersigned as of the date first written above.

NOTE ISSUER: ROADRUNNER TRANSPORTATION SERVICES, INC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President

WARRANT ISSUER: ROADRUNNER TRANSPORTATION SERVICES HOLDINGS, INC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President

GUARANTORS: INTERNATIONAL TRANSPORTATION HOLDINGS, INC.

By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President

SARGENT TRUCKING, INC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President
Securities Purchase Agreement Signature Page

BIG ROCK TRANSPORTATION, INC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President

MIDWEST CARRIERS, INC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President

SMITH TRUCK BROKERS, INC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President

B&J TRANSPORTATION, INC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President

SARGENT TRANSPORTATION, LLC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President

BULLET TRANSPORTATION SERVICES, INC.
By:	/s/ Judy Vijums
	Name:	Judy Vijums
	Title:	Vice President
Securities Purchase Agreement Signature Page

PURCHASERS: SANKATY CREDIT OPPORTUNITIES, L.P.
By:	/s/ Michael Ewald
	Name:	Michael Ewald
	Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES II, L.P.
By:	/s/ Michael Ewald
	Name:	Michael Ewald
	Title:	Managing Director
Securities Purchase Agreement Signature Page

PURCHASERS: RGIP, LLC
By:	/s/ R. Bradford Malt
	Name:	R. Bradford Malt
	Title:	Managing Member

Securities Purchase Agreement Signature Page

PURCHASERS:

EOS CAPITAL PARTNERS III, L.P.

By:	ECP General III, L.P., its general partner

By:	ECP III, LLC, its general partner

By:	/s/ Authorized Signatory
Name:
Title:

EOS PARTNERS, L.P.

By:	Eos General, L.L.C., its General Partner

By:	/s/ Authorized Signatory

Name:
Title:
Securities Purchase Agreement Signature Page

PURCHASERS: BAIRD FINANCIAL CORPORATION
By:	/s/ Paul J. Carbone
	Name:	Paul J. Carbone
Title:

Securities Purchase Agreement Signature Page

PURCHASERS:

THAYER EQUITY INVESTORS V, L.P.

By:	TC EQUITY PARTNERS V, L.L.C.
Its:	General Partner

By:	THAYER/HIDDEN CREEK PARTNERS, L.L.C.

Its:	Managing Member

By:	/s/ Authorized Signatory Name:
Title:

DANIEL M. DICKINSON

/s/ Daniel M. Dickinson

(individually)

IVOR J. EVANS

/s/ Ivor J. Evans

(individually)

JAMES J. FORESE

/s/ James J. Forese

(individually)

FREDERIC V. MALEK

/s/ Frederic V. Malek

(individually)
Securities Purchase Agreement Signature Page

DOUGLAS P. MCCORMICK

/s/ Douglas P. McCormick

(individually)

SCOTT D. RUED

/s/ Scott D. Rued

(individually)
Securities Purchase Agreement Signature Page

Securities Purchase Agreement
APPENDIX I
TO SECURITIES PURCHASE AGREEMENT
     “Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Issuers, including, without limitation, the unpaid portion of the obligation of a customer of the Issuers in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by the Issuers, as stated on the respective invoice of the Issuers, net of any credits, rebates or offsets owed to such customer.
     “Account Debtors” means the Person who is obligated on or under an Account.
     “Acquisition” means, as to any Person, any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of another Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, or equity of any Person or otherwise causing any Person to become a Subsidiary of another Person, or (c) a merger or consolidation or any other combination with another Person.
     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. For purposes of the foregoing definition, the Purchasers shall not be deemed to be Affiliates of the Issuers by virtue of their ownership of Notes, Warrants, or Common Stock.
     “Agent” means Bank of America, N.A. (successor by merger to LaSalle Bank National Association), in its capacity as “Administrative Agent” under, and as such term is defined in, the Senior Credit Agreement, and any other Person succeeding to Bank of America, N.A. in such capacity, pursuant to the terms of the Senior Credit Facility.
     “Agreement” as the meaning set forth in the preamble.
     “Applicable Premium” means the premium to be paid in connection with certain prepayments of the Notes pursuant to the Agreement. Each such prepayment premium shall be equal, with respect to any such prepayment due to be made or made during any period set forth in the table below, to the percentage set forth beside such period for the applicable Purchaser in such table of the aggregate principal amount (including Capitalized Interest) of the Notes then prepaid or required to be prepaid:

Period	Premium
Closing Date through and including the 180th day after the Closing Date	50%

181st day after the Closing Date through but not including the first anniversary of the Closing Date	45% plus (i) 5% multiplied by a fraction, the numerator of which is the number of days remaining from the date of the prepayment through (but not including) the first anniversary of the Closing Date, and the denominator of which is the total number of days from the 181st day after the Closing Date through (but not including) the first anniversary of the Closing Date

First anniversary of the Closing Date through but not including the second anniversary of the Closing Date	30% plus (i) 15% multiplied by a fraction, the numerator of which is the number of days remaining from the date of the prepayment through (but not including) the second anniversary of the Closing Date, and the denominator of which is the total number of days from the first anniversary of the Closing Date through (but not including) the second anniversary of the Closing Date

Second anniversary of the Closing Date through but not including the third anniversary of the Closing Date	15% plus (i) 15% multiplied by a fraction, the numerator of which is the number of days remaining from the date of the prepayment through (but not including) the third anniversary of the Closing Date, and the denominator of which is the total number of days from the second anniversary of the Closing Date through (but not including) the third anniversary of the Closing Date

Third anniversary of the Closing Date and thereafter	10%

     “Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of even date herewith, by and among the Warrant Issuer, the Seller, Bullet Transportation, and Dana Del Francia and Scott Sawicki.
     “Baird” means Baird Financial Corporation.
     “Bank Product Agreements” means those certain cash management service or other agreements entered into from time to time between any Obligor and a lender under the Senior Credit Agreement or its Affiliates in connection with any of the Bank Products.
     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by any Obligor to any lender under the Senior Credit Agreement or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that an Obligor is obligated to reimburse to the Agent or any lender under the Senior Credit Agreement as a result of the Agent or such lender under the Senior Credit Agreement purchasing participations or executing indemnities or reimbursement obligations with respect to Bank Products provided to any Obligor pursuant to the Bank Product Agreement.
     “Bank Products” means any service of facility extended to any Obligor by a lender under the Senior Credit Agreement or its Affiliates including (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.
     “Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.
     “Bullet Acquisition Documents” means the Asset Purchase Agreement and all material agreements, documents, and instruments executed in connection therewith.
     “Bullet Acquisition Transactions” means the transactions contemplated by the Bullet Acquisition Documents.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
     “Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Issuers, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
     “Capitalized Interest” has the meaning set forth in Section 3.1.1.

     “Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
     “Capital Lease Obligations” means all monetary obligations of any Issuer or any of its Subsidiaries under any Capital Leases.
     “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
     “Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than twelve (12) months, issued by any Lender under the Senior Credit Agreement, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than six (6) months; (d) money market funds and mutual funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c) and (e) any repurchase agreement entered into with any Issuer (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Issuer (or other commercial banking institution) thereunder.
     “Change of Control” means (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of (i) the Issuers and their Subsidiaries, taken as a whole, or (ii) (except as permitted by Section 8.3 of this Agreement) the Issuers, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of any Issuer or its Subsidiaries or the adoption of a plan by the stockholders of any Issuer or its Subsidiaries relating to the dissolution or liquidation of any Issuer or its Subsidiaries; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), with the exception of the Sponsor, of beneficial ownership, directly or indirectly, of a majority of the total outstanding voting stock of the Warrant Issuer, whether by merger, consolidation or otherwise; (d) the failure of the Sponsor to maintain the ability to appoint the majority of the members of the Board of Directors of the Warrant Issuer; (e) the failure of the Sponsor at any time to hold at least 51%, directly or indirectly, of the outstanding voting stock of the Warrant Issuer (provided that if Sponsor ceases to own and control at least 51% of the voting stock of the Warrant Issuer as a result of the exercise of options granted on or about the date hereof, a Change of Control shall be deemed to occur only if Sponsor does not then have the right to elect at least a majority of the members of the Board of Directors of the Warrant Issuer); (f) the failure of the Warrant Issuer to own directly or indirectly one hundred percent (100%) of the equity interests of the other Obligors, or (g) a “Change of Control” shall occur under the Senior Credit Agreement or Mezzanine Credit Facility.
     “Change of Control Notice” has the meaning set forth in Section 3.2.4.2.
     “Change of Control Repurchase Notice” has the meaning set forth in Section 3.2.4.2.
     “Charter Documents” means, with respect to any Person, such Person’s articles and by-laws of a corporation, operating agreement, if a limited liability Issuer or unlimited liability Issuer and limited partnership agreement and certificate of limited partnership, of a limited partnership, and other similar governing documents, with respect to any other entity.
     “Closing” has the meaning set forth in the recitals.
     “Closing Date” means the date of the Closing on which the Securities are issued and sold to the Purchasers pursuant to this Agreement.
     “Code” means the United States Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.
     “Common Stock” means the Class A voting common stock of the Warrant Issuer, par value $0.01 per share and/or the Class B non-voting common stock of the Warrant Issuer, par value $0.01 per share.
     “Competitor” has the meaning set forth in Section 12.1.2.
     “Consolidated” and “Consolidating”, when used with reference to any term, mean that term as applied to the accounts of a specified Person and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) or consolidating (or combining), as the case may be, in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Hedging Obligations; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
     “Controlled Group” means the Issuers and all Persons (whether or not incorporated) under common control or treated as a single employer with the Issuers pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “Current Expense Cap” has the meaning set forth in Section 14.1.2.
     “Default” means the occurrence of existence of any event or circumstances described in Article 10 (without giving effect to any cure period in such Article) which with notice or lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 8.2 (other than subsections 8.2.1(ii), 8.2.2 and 8.2.4), and (b) the sale or transfer by the Issuers or any of their Subsidiaries of any equity securities issued by any Subsidiary of the Issuers and held by such transferor Person, except as expressly permitted under Section 8.2.
     “Enforcement Action” means (a) to take from or for the account of the Obligors or any other Person, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Obligors with respect to the Note Obligations, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Obligors or any other Person to (i) enforce payment of or to collect the whole or any part of the Note Obligations or (ii) commence judicial enforcement of any of the rights and remedies under any Securities Document or applicable law with respect to the Note Obligations, (c) to accelerate the Note Obligations, (d) to demand payment under the Guarantee, (e) to exercise any put option or to cause the Obligors to honor any redemption or mandatory prepayment obligation under any Securities Document, or (f) to take any action under the provisions of any state or federal law, including, without limitation, the UCC, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Obligors or any other Person.
     “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Issuers or their Subsidiaries.

     “Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all orders (including cease and desist orders), directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Eos Management” means Eos Management, Inc., a Delaware corporation.
     “Eos Partners” means Eos Capital Partners III, L.P. and/or Eos Partners, L.P.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuers within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.
     “ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by any Issuer or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any Issuer or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by any Issuer or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Issuer or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which any Issuer or any Subsidiary of such Issuer may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which any Issuer or any member of the Controlled Group may be directly or indirectly liable.
     “ERISA Group Person” means any Issuer, any of its Subsidiaries and any Person which is a member of the controlled group or under common control with such Issuer or any of its Subsidiaries within the meaning of section 414 of the Code or section 4001(a)(14) of ERISA.

     “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
     “Events of Default” has the meaning set forth in Article 11.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor statute).
     “Excluded Issuances” means (a) the sale or issuance of equity securities by the Warrant Issuer, so long as an Event of Default and a Change of Control will not occur as a result therefrom, to any Person who holds an equity interest in the Warrant Issuer as of the Closing Date, (b) the sale or issuance of equity securities by the Warrant Issuer, so long as an Event of Default and a Change of Control will not occur as a result therefrom, to members of the management of the Issuers or any of their Subsidiaries in the Ordinary Course of Business, and (c) the sale or issuance of debt securities by the Issuers or their Subsidiaries or equity securities by the Warrant Issuer, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the proceeds of which will be used to make (i) Capital Expenditures in the Ordinary Course of Business to the extent such expenditures are otherwise permitted pursuant to the terms of this Agreement, (ii) Investments of the type expressly permitted hereunder and (iii) Restricted Payments of the type permitted pursuant to Sections 8.11.2 and 8.11.3; provided, that any such debt securities issued by the Issuers or their Subsidiaries shall constitute Indebtedness subordinated in right of payment to the Note Obligations, are unsecured and subordinated in a manner acceptable to the Noteholders and contain other terms and condition acceptable to the Noteholders which terms shall, in any case, (A) not provide for any acceleration rights in favor of the holder thereof until such time as the Note Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been repaid in full in cash, (B) provide that no payments of interest, principal or other amounts shall be made thereon until a date that is at least six months after the date on which all Note Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are to be repaid in full in cash and (C) not include any covenants, other than covenants to pay amounts owing thereunder.
     “Financing Conveyance” shall mean (i) any assignment by a Purchaser, to any of its Affiliates or any subsequent assignment to a Purchaser, or its Affiliates, (ii) any pledge or collateral assignment or other assignment of a Note or a part thereof to a third party lender or other financing source for a Purchaser or its Affiliates, (iii) any foreclosure, deed in lieu of foreclosure or other exercise of rights or remedies by a pledgee or assignee under clause (ii) (including any agent therefor) whereby a Note (or part thereof) is further sold, assigned or conveyed or (iv) each and every subsequent sale, assignment or conveyance of a Note (or part thereof) by or to any Person following an event under clause (iii).
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guarantee” has the meaning set forth in Section 11.1.
     “Guarantor” means the Warrant Issuer and each other Person that is party to the Agreement as a Guarantor.
     “Hazardous Substance” means any hazardous or toxic substance, including any “hazardous substance” (as defined in 42 U.S.C. §9601 (14)), and oil, gasoline and any other petroleum-based substance.
     “Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
     “Hedging Obligations” means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.
     “Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than accrued expenses and trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

     “Indemnified Liabilities” has the meaning set forth in Section 14.2.
     “Indemnitees” has the meaning set forth in Section 14.2.
     “Indemnitor” has the meaning set forth in Section 14.2.
     “Information” has the meaning set forth in Section 14.16.
     “Internal Revenue Service” means the Internal Revenue Service of the United States government.
     “Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Issuer, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Issuers’ custody or possession, including inventory on the premises of others and items in transit.
     “Investment” has the meaning set forth in Section 8.4.
     “Issuers” has the meaning set forth in the preamble.
     “Issuer Inspection Right” has the meaning set forth in Section 7.10.
     “Keep Well Agreement” means that certain Keep Well Agreement, dated as of December 23, 2008, between the Agent and the Warrant Issuer, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.
     “Legal Requirement” means any present or future requirement imposed upon the Issuers and their Subsidiaries by any law, statute, rule, regulation, directive, order, decree or guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America, or any state, or other political subdivision thereof, or by any board, governmental or administrative agency, central bank or monetary authority of the United States of America or any other jurisdiction in which the Issuers or any of their Subsidiaries own property or conduct their business, or any political subdivision of any of the foregoing.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

     “Management Agreement” means that certain Amended and Restated Management and Consulting Agreement dated as of March 14, 2007, by and between the Roadrunner Companies, Eos Management, and TCM.
     “Margin Stock” means “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     “Material Adverse Effect” means, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse change in (a) the business, assets, financial condition or properties of the Issuers and their Subsidiaries, taken as a whole, (b) the ability of any Issuer or any of their Subsidiaries to perform its material obligations under this Agreement, the Securities, or the other Securities Documents, or (c) the material rights and remedies of the Purchasers under the Agreement, the Securities, and the other Securities Documents; provided, that where no date is specified, the measurement date shall be from and after December 31, 2008.
     “Maturity Date” means February 28, 2013.
     “Maximum Accrual” has the meaning set forth in Section 3.1.3.
     “Maximum Senior Debt Amount” means:
     (a) the “Obligations,” as such term is defined in the Senior Credit Facility, including all interest, fees, expenses, indemnities, whether before or after the commencement of a Proceeding and without regard to whether or not an allowed claim, and all obligations and liabilities incurred with respect to Permitted Refinancings, together with any amendments, restatements, modifications, renewals, or extensions of any thereof permitted hereunder; provided, however, that in no event shall the principal amount of the Senior Indebtedness pursuant to this clause (a) exceed the sum of (i) the sum of (x) $90,000,000 plus (y) the original principal amount of the New Senior Term Loan reduced by the amount of any principal repayments under the Senior Credit Agreement or any Permitted Refinancing Loan Documents to the extent that such repayments permanently may not be reborrowed (including any repayment of Revolving Loans that may not be reborrowed due to related commitment termination, but specifically excluding, however, any such repayments and commitment reductions occurring in connection with any Permitted Refinancing) plus (ii) $5,000,000 plus (iii) the amount of Bank Product Obligations and Hedging Obligations, to the extent, with respect to Hedging Obligations, the applicable Hedging Agreements (x) are permitted under the terms of the Senior Credit Agreement, a Senior Credit Document or any Permitted Refinancing Loan Document and (y) are in the form of one or more interest rate cap, collar, floor, swap or similar agreement, and/or one or more foreign currency spot exchange, forward exchange, swap, option or similar agreement (provided, that any such foreign currency spot exchange, forward exchange, swap option or similar agreement pertaining to foreign currency matters shall have been consented to in writing by the Required Security Holders) plus (iv) the aggregate amount of capitalized interest, fees and expenses in respect of the Obligations; plus
     (b) the “Note Obligations,” as such term is defined in the Mezzanine Credit Facility, including all interest, fees, expenses, indemnities, whether before or after the commencement of a Proceeding and without regard to whether or not an allowed claim, and all obligations and liabilities incurred with respect to Permitted Refinancings, together with any amendments, restatements, modifications, renewals or extensions of any thereof permitted hereunder; provided, however, that in no event shall the principal amount of the Senior Indebtedness pursuant to this clause (b) exceed the sum of (i) $36,442,156.79 reduced by the amount of any principal repayments under the Mezzanine Credit Facility or any Permitted Refinancing Loan Documents other than in connection with a Permitted Refinancing plus (ii) the aggregate amount of capitalized and accrued interest, fees, and expenses in respect of the Note Obligations.
     Notwithstanding the foregoing, “Senior Indebtedness” shall not include any Indebtedness owing by the Issuers that, by its express contractual terms, and not simply by operation of law, is intended to be subordinated in right of payment to any other Indebtedness for borrowed money of the Issuers (other than other Indebtedness for borrowed money that otherwise would constitute Senior Indebtedness or is evidenced by a Senior Debt Document or a Permitted Refinancing Loan Document) unless Subordinated Indebtedness is likewise intended to be subordinated thereto. Senior Indebtedness shall be considered to be outstanding whenever any loan commitment under the Senior Debt Documents or Permitted Refinancing Loan Documents is outstanding.
     “Mezzanine Credit Facility” means, collectively, (a) that certain Amended and Restated Note Purchase Agreement dated as of March 14, 2007, by and among the Obligors and the purchasers identified therein, and (b) the “Securities Documents,” as such term is defined therein, as any or all of the same may be amended, restated, modified, or supplemented and any renewal, extension, restatement, refinancing or refunding thereof.
     “Multiemployer Pension Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any Issuer or any member of the Controlled Group may have any liability.
     “Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Issuers or any Affiliate of the Issuers (but specifically including reasonable amounts payable to the Sponsor or a Subsidiary of the Issuers to the extent upon fair and reasonable terms no more favorable to the Sponsor or such Subsidiary of the Issuers, as the case may be, than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Sponsor or such Subsidiary, as the case may be, and otherwise reasonably acceptable to the Agent and the Noteholders), (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest, and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (iv) any customary and reasonable reserves established in connection with such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

     “New Senior Term Loan” has the meaning set forth in the recitals to the Agreement.
     “Note” and “Notes” has the meaning set forth in the recitals to the Agreement and shall mean and include any Notes issued pursuant to Section 12.1, and shall further mean and include any amendments, modifications or refinancings thereof, including any such that increase the principal amount thereof.
     “Noteholders” shall mean the holders of the Notes. “Noteholder” shall mean any of the Noteholders, individually.
     “Note Issuer” means Roadrunner Transportation Services, Inc. (f/k/a Roadrunner Dawes Freight Systems, Inc.), a Delaware corporation.
     “Note Obligations” means all of the obligations, liabilities, and indebtedness of each Obligor (other than with respect to the Warrants) arising under and/or evidenced by this Agreement, the Guarantee set forth in this Agreement, the Notes and/or any other Securities Documents.
     “Obligors” means, collectively, the Issuers and the Guarantors.
     “Observer” has the meaning set forth in Section 8.19.
     “Ordinary Course of Business” means, in respect of any transaction involving the Issuers or any of their Subsidiaries, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in the Agreement.
     “Other Taxes” has the meaning set forth in Section 3.4.2.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.
     “Pension Plan” shall mean a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Issuers or any member of the Controlled Group could reasonably be expected to have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Permitted Liens” has the meaning set forth in Section 8.1.
     “Permitted Junior Securities” shall mean any notes or other securities issued in substitution of all or any portion of the Note Obligations that are subordinated in right of payment to the Senior Indebtedness (or any notes or other securities issued in substitution of all or any portion of the Senior Indebtedness) at least to the same extent that the Note Obligations are subordinated to the Senior Indebtedness pursuant to the terms of this Agreement, and which securities have maturities and other terms no less advantageous to Obligors and lenders under the

Senior Debt Documents than the terms contained in this Agreement or modifications thereof that would not be prohibited by the terms of this Agreement.
     “Permitted Refinancing” shall mean any refinancing of the Senior Indebtedness under the Senior Debt Documents provided that the financing documentation entered into by the Issuers or their Subsidiaries in connection with such Permitted Refinancing constitutes Permitted Refinancing Loan Documents.
     “Permitted Refinancing Loan Documents” shall mean any financing documentation which replaces the Senior Debt Documents and pursuant to which the Senior Indebtedness under the Senior Debt Documents is refinanced, as such financing documentation may be amended, supplemented, restated or otherwise modified from time to time as permitted hereunder, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any terms, conditions, covenants, or defaults other than those which (a) then exist in the Senior Debt Documents or (b) could be included in the Senior Debt Documents by an amendment or other modification that would not be prohibited by the terms of this Agreement.
     “Person” means any entity, whether of natural or legal constitution, including any present or future individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization, government or any agency or political subdivision thereof.
     “Plan” means, at any date, any pension benefit plan subject to Title IV of ERISA maintained, or to which contributions have been made or are required to be made, by any ERISA Group Person within six years prior to such date.
     “Proceeding” means, with respect to any specified Person, (a) a voluntary or involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person or over all or a substantial part of such Person’s properties, or the involuntary appointment of an interim receiver, trustee or other custodian of such Person or any of such Person’s Subsidiaries for all or a substantial part of their respective properties; (c) the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of such Person or any of such Person’s Subsidiaries; (d) the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of such Person’s property; or (e) the making by such Person or any of its Subsidiaries of any assignment for the benefit of creditors.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Purchasers” has the meaning set forth in the preamble to the Agreement, and shall mean and include the Purchasers and any assignees of the Securities pursuant to Section 13.1 of the Agreement.

     “Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.
     “Qualified Public Offering” means an underwritten public offering of shares of common stock of the Warrant Issuer or any Subsidiary of the Warrant Issuer, pursuant to a registration statement that has become effective under the Securities Act, in which the gross proceeds to the issuer of the shares subject to such initial public offering equal or exceed $75 million.
     “Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.
     “Required Notice Parties” means each of Baird, Eos Partners, Thayer Equity, and Sankaty (in each case, so long as each holds any Securities outstanding).
     “Required Security Holders” means the holders of more than 66 2/3% of the aggregate principal amount of the Notes then outstanding, or, if no Notes remain outstanding, the Required Warrantholders.
     “Requisite Senior Holders” means
     (a) “Required Lenders,” as such term is defined in the Credit Agreement, and
     (b) “Required Security Holders,” as such term is defined in the Mezzanine Credit Facility; provided, however, solely for purposes of Section 12.8.5.1 (but excluding any amendments, supplements, or other modifications to the proviso in Section 12.2.1 with respect to the Current Expense Cap), so long as the”Note Obligations,” as such term is defined in the Mezzanine Credit Facility, that are held by American Capital, Ltd. as of the date hereof continue to be wholly owned by American Capital, Ltd. or by a single other entity or group of affiliated entities (American Capital, Ltd., together with such subsequent holder or group of affiliated holders, collectively, the “ACL Holder”), the “Required Security Holders” shall include such ACL Holder.
     “Required Warrantholders” means the holders of the Warrants entitling such holders to purchase at least 66 2/3% of the shares of Common Stock subject to purchase upon exercise of all Warrants, in each case exclusive of Warrants held by the Company or any affiliate thereof (for the avoidance of doubt, the Investor Stockholders and Thayer Stockholders (in each case, as defined in the Shareholders’ Agreement) shall not be considered to be affiliates of the Company or of each other for purposes of this definition).
     “Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Responsible Officer” means the chief executive officer or the president of the Person, as the case may be, or any other officer having substantially the same authority and responsibility; or, with respect to delivery of financial information, the chief financial officer or the treasurer of the Person, as the case may be, or any other officer having substantially the same authority and responsibility.
     “Restricted Payment” has the meaning set forth in Section 8.11 of the Agreement.
     “Revolving Loans” means the loans made to certain Issuers and Guarantors on a revolving basis pursuant to the Senior Credit Agreement.
     “Sankaty” means Sankaty Credit Opportunities, L.P., Sankaty Credit Opportunities II, L.P., and/or RGIP, LLC.
     “Sankaty Related Party” means any fund or other Person whose general partner, managing member, advisor, or manager is Sankaty Advisors, LLC, or an Affiliate thereof.
     “SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.
     “Securities” shall mean, collectively, the Notes and the Warrants.
     “Securities Act” means the United States Securities Act of 1933, as amended (and any successor statute).
     “Securities Documents” means this Agreement, the Notes, the Warrants, and all documents, certificates and agreements delivered with respect thereto, in each case, together with any schedules, exhibits, appendices or other attachments thereto.
     “Security Holders” shall mean, collectively, the Noteholders and Warrantholders. “Security Holder” shall mean any of the Security Holders, individually.
     “Seller Note” has the meaning set forth in the recitals to the Agreement.
     “Seller Warrant” has the meaning set forth in the recitals to the Agreement.
     “Senior Amendments” has the meaning set forth in the recitals to the Agreement.
     “Senior Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of March 14, 2007, by and among the Agent, the Note Issuer, certain Roadrunner Companies, and the lenders from time to time party thereto.
     “Senior Credit Facility” means, collectively, the Senior Credit Agreement and the additional “Loan Documents,” as such term is defined in the Senior Credit Agreement, as any or all of the same may be amended, restated, modified or supplemented and any renewal, extension, restatement, refinancing or refunding thereof.
     “Senior Debt Documents” means, collectively, the Senior Credit Facility and the Mezzanine Credit Facility.
     “Senior Indebtedness” means, collectively, (a) all “Obligations,” as such term is defined in the Senior Credit Facility (and including post-petition interest thereon, whether or not allowed, in any Proceeding under the Bankruptcy Code or other applicable bankruptcy laws), and (b) all “Note Obligations,” as such term is defined in the Mezzanine Credit Facility (and including post-petition interest thereon, whether or not allowed, in any Proceeding under the Bankruptcy Code or other applicable bankruptcy laws).
     “Series A Preferred Stock” means the Series A Preferred Stock of the Warrant Issuer issued pursuant to the Agreement and Plan of Merger, dated as of March 14, 2007, by and among the Warrant Issuer, Sargent Transportation Group, Inc., and Sargent LLC.
     “Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock of the Warrant Issuer issued on December 23, 2008.
     “Shareholders’ Agreement” means, as amended, restated, or otherwise modified from time to time, the Second Amended and Restated Stockholders’ Agreement, dated March 14, 2007, by and among the Warrant Issuer, Thayer Equity, Sankaty, Eos Partners, American Capital Strategies, Ltd., American Capital Equity I, LLC, TC Roadrunner-Dawes Holdings, L.L.C., TC Sargent Holdings, L.L.C., and K&E Investment Partners, L.P. — 2005 DIF.
     “Specified Order of Distribution” means, with respect to any distribution, payment, turnover or delivery, such distribution, payment, turnover or delivery (as applicable) shall be made in the following order of application: first, to the Agent, for the benefit of all holders of all Senior Indebtedness under the Senior Credit Facility, until such Senior Indebtedness has been paid in full and second, after such time that all Senior Indebtedness under the Senior Credit Facility has been paid in full, to all then-remaining Senior Indebtedness, until all such remaining Senior Indebtedness has been paid in full.
     “Specified Senior Default” means any “Event of Default” under, and as such term is defined in, the Senior Credit Facility, and/or any “Event of Default” under, and as such term is defined in, the Mezzanine Credit Facility.
     “Sponsor” means Thayer Equity Investors V, L.P., a Delaware limited partnership.
     “Subordinated Indebtedness” means the Indebtedness of the Issuers or any of their Subsidiaries which is subordinated in right of payment to the Notes.
     “Subsidiary” means, for any Person, (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its Subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, (iii) a limited liability company, a majority of whose membership interests is, at the time, directly or indirectly owned by such Person or with respect to which such Person has a right, under any scenario, to receive 50% or more of the distributions of the assets of such limited liability Person upon its dissolution, or (iv) any other Person (other than a corporation or partnership) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Taxes” has the meaning set forth in Section 3.4.1.
     “TCM” means Thayer | Hidden Creek Management, L.P., a Delaware limited partnership.
     “Thayer Equity” means Thayer Equity Investors V, L.P., a Delaware limited partnership.
     “Term Loan” means that certain term loan made or deemed made to the Guarantors pursuant to the Senior Credit Agreement.
     “Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of any Issuer or any of its Subsidiaries or any other member of the Controlled Group from such Pension Plan during a plan year in which any Issuer or any of its Subsidiaries or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
     “Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
     “Transfer Notice” has the meaning set forth in Section 13.1.2.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Massachusetts.
     “Unfunded Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to section 412 for the applicable plan year.
     “Warrants” has the meaning set forth in the recitals to the Agreement.
     “Warrantholders” means the holders of the Warrants.

     “Warrant Issuer” means Roadrunner Transportation Services Holdings, Inc. (f/k/a Roadrunner Dawes, Inc.), a Delaware corporation.
     “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of equity securities, at the time as of which any determination is being made, is owned, beneficially and of record, by the Issuers, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     “Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.